OPERATING PROCEDURE

CANADIAN ASSOCIATION OF PETROLEUM LANDMEN 1990

INDEX

ARTICLE  HEADINGS

CAPL -1990

PAGE

INTERPRETATION ...............................................................................................
101	Definitions
102	Headings
103	References
104	Optional And Alternate Provisions
105	Derivatives
106	Use Of Canadian Funds
107	Conflicts

 APPOINTMENT AND REPLACEMENT OF OPERATOR .. ...................................................

201 Assumption Of Duties of Operator  202 Replacement Of Operator  203 Challenge Of Operator  204 Resignation Of Operator  205 Modification Of Terms And Conditions By Operator  206 Appointment Of New Operator  207 Transfer Of Properly On Change Of Operator  208 Audit Of Accounts On Change Of Operator  209 Assignment 01 Operatorship

5 S 5 S 6 6 6 6 6 7

III FUNCTION AND DUTIES OF OPERATOR 7
301	Control And Management Of Operations 7
302	Operator As Joint-Operator 7
303	Independent Status Of Operator 7
304	Proper Practices In Operations 7
305	Books, Records And Accounts 7
306	Protection From Liens S
307	Joint-Operator's Rights Of Access S
308	Surface Rights S
309	Maintenance Of Title Documents 8
310	Production Statements And Reports 8
311	Insurance 9
312	Taxes 10
IV INDEMNITY AND UAEIUTY OF OPERATOR 10
401	Limit Of Legal Responsibility ID
402	Indemnification Of Operator 11
V COSTS AND EXPENSES 11
501	Accounting Procedure As Basis 11
502	Operator To Pay And Recover From Parties 11
503	Advance Of Costs 11
504	Forecast Of Operations 12
505	Operators Lien 12
506	Reimbursement Of Operator 13
507	Commingling Of Funds 13
Vi OWNERSHIP AND DISPOSITION OF PRODUCTION 14
601	Each Party To Own And Take Its Share 14
602	Parties Not Taking In Kind 14
603	Operator Not Taking In Kind 15
604	Marketing Fee 15
605	Payment Of Lessor's Royalty 16
606	Distribution Of Proceeds 16
607	Audit By Non-Taking Party 16
608	Disposing Party To Be Indemnified IS
VII OPERATOR'S DUTIES RE CONDUCTING JOINT OPERATIONS 16
701	Pre-Commencement Requirements 16
702	Drilling Information And Privileges Of Joint-Operators 17
703	Logging And Testing Information To Joint-Operators 17
704	Well Completion And Production Information To Joint- Operators 17
705	Well Information Subsequent To Completion 18
706	Data Supplied In Accordance With Established Standards 18
707	Additional Testing By Less Than All Joint-Operators 18
706	Application Of Article Vll When Operation Conducted By Less Than All Parties 18

 (i)

CAPL -1990

VIII	ENCUMBRANCES .		1 8
	801	Responsibility For Additional Encumbrances .	1 8
	802	Exception To Clause 801	1 8
DC	CASING POINT ELECTION		1 9
	901	Agreement To Drill Not Authority To Complete	1 9
	902	Election By Joint-Operators Re Casing And Completion	1 9
	903	Less Than All Parties Participate	1 9
	904	Abandonment Of Well	2 0
	906	Provisions Of Article X To Apply	2 0
X	INDEPENDENT OPERATIONS		2 0
	1001	Definitions	2 0
	1002	Proposal Of Independent Operation	2 0
	1003	Time For Commencing The Operation	2 1
	1004	Operator For Independent Operations	2 2
	1005	Separate Election Where Wall Status Divided	2 2
	1006	Abandonment Of Independent Well	2 2
	1007	Penalty Where Independent Well Results In Production	2 2
	1008	Independent Deepening, Plugging Back, Whipstocking, Re- Entry And Completion.
		Recompletion, Reworking Or Equipping	2 4
	1009	Where Well Abandoned Before Penalty Recovered	2 4
	1010	Exception To Clause 1007 Where Well Preserves Title	2 5
	lOll	Independent Geological Or Geophysical Operation	2 6
	1012	Use Of Battery And Other Equipment For Independent Well	2 6
	1013	Accounts And Audit During Penalty Recovery	2 6
	1014	Participant's Rights And Duties Re Independent Operations	2 6
	1015	Reversion Of Zone Upon Abandonment	2 6
	1016	Benefits And Burdens To Be Shared	2 7
	1017	Indemnification Of Non-Participating Parties	2 7
	1018	Non-Participating Party Denied Information	2 7
	1019	No Joint Operations Until Information Released	2 7
	1020	Pooling Or Unitization Prior To Recovery	2 7
	1021	Non-Participation In Installation Of Production Facility	2 7
	1022	Non-Participation In Expansion Of Production Facility
XI	SURRENDER AND QUIT CLAIM OF JOINT LANDS		2 9
	1101	Initiation Of Surrender Proposal And Quit Claim 01 Interests	2 9
	1102	Surrender By All Parties	2 9
	1103	Surrender By Less Than All Parties	2 9
	1104	Assignment Of Surrendered Interest	3 0
	1105	Retaining Parties To Meet Obligations	3 0
	1106	Failure To Surrender As Agreed	3 0
XII	ABANDONMENT OF WELLS		3 0
	1201	Procedure For Abandonment	3 0
	1202	Assignment Of Equipment And Surface Rights	3 0
	1203	Reversion Of Zones Upon Subsequent Abandonment	3 1
XIII	OPERATION	OF LANDS SEGREGATED FROM JOINT LANDS	3 1
	1301	Operating Procedure To Apply	3 1

 XIV OPERATION OF JOINT PRODUCTION FACILITIES  31

1401 Ownership Of Production Facilities  31 1402 Commitment To Deliver  31 1403 Use Of Production Facilities  31 1404 Third Party Custom Usage  32 1405 Allocation Of Costs  32 1406 Allocation Of Products  32 1407 Allocation Of Losses And Shrinkage  32 1406 Expansion Of Production Facilities  32 1409 Reference To Arbitration  33

XV RELATIONSHIP OF PARTIES  33 1501 Parties Tenants In Common  33 XVI FORCE MAJEURE  33 1601 Definition Of Force Majeure  33 1602 Suspension Of Obligations Due To Force Majeure  33 1603 Obligation To Remedy  33 1604 Exception For Lack Of Finances  33

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CAPL- 1990

XVII	INCEN1IVES .	3 3
	1701 Incentives To Be Shared	3 3
Xviii	CONFIDENTIAL INFORMATION	3 4
	1601 Confidentiality Requirement	3 4
	1602 Disclosure Of Information For Consideration	3 4
	1803 Confidentiality Requirement To Continue	3 4
)ax	DEUNQUENT PARTY	3 4
	1901 Classification As Delinquent Party	3 4
	1902 Effect Of Classification As Delinquent Party	3 5
	1903 Restoration Of Status	3 5
	1904 Lien Not Affected	3 5
xx	wnvsn	3 5
	2001 Waiver Must Be In Writing	3 5
XX]	FURTHER ASSURANCES	3 5
	2101 Parties To Supply	3 5
)CU1	NOTICE	3 8
	2201 Service Of Notice	3 6
	2202 Addresses For Notices	3 6
	2203 Right To Change Address	3 7
XXIII	NO PAR1TflON	3 7
	2301 Waiver Of Partition Or Sale	3 7
XXIV	DISPOSON OF INTERESTS	3 7
	2401 Right To Assign, Sell Or Dispose	3 7
	2402 Exceptions To Clause 2401	3 8
	2403 Multiple Assignment Not To Increase Costs	3 5
	2404 Recognition Upon Assignment	3 8
XXV	UIIGA11ON	3 9
	2501 Conduct Of Litigation	3 9
xxvi	PERPETUITIES	4 0
	2601 Urnitetion On Right Of Acquisition	4 0
XXVII	UNItED STATES TAXES	4 0
	2701 United States Taxes	4 0
XXVIII	MISCELLANEOUS	4 0
	2801 Supersedes Previous Agreements	4 0
	2802 Time Of Essence	4 0
	2803 No Amendment Except In Writing	4 0
	2604 Binds Successors And Assigns	4 0
	2805 Laws Of Jurisdiction To Apply	4 0
	2606 Use Of Name	4 0
	2607 Waiver Of Relief	4 0
XXIX	TERM	4 1
	2901 To Continue During Any Joint Ownership	4 1

 (iii)

CAPL -1990

OPERATING PROCEDURE

Attached to and forming pert of the Agreement dated the day of  XD.

BETWEEN/AMONG:

1NTERPREATION

101 DEFINITIONS - In this Operating Procedure, the following words and phrases shall have the following respective meanings, namely:

(a) 'abandonment' means the proper plugging and abandoning of a well in compliance with the Regulations and the restoration of the well site to the satisfaction of any governmental body having jurisdiction with respect thereto and to the reasonable satisfaction of the owner or occupier of the surface.

(b)  'Accounting Procedure' means the schedule entitled Accounting Procedure attached hereto and made a pert of this Operating Procedure.

(c) Affiliate' means, with respect to the relationship between corporations, that one of them is controlled by the other or that both of them are controlled by the same person, corporation or body politic; and for this purpose a corporation shall be deemed to be controlled by those persons, corporations or bodies politic who own or effectively control, other than by way of security only, sufficient voting shares of the corporation (whether directly through the ownership of shares of the corporation or indirectly through the ownership of shares of another corporation which owns shares of the corporation) to elect the majority of its board of directors, provided that a partnership which is a party and which is comprised solely of corporations which are Affiliates, as described above, shall be deemed to be an Affiliate of each such corporation and its other Affiliates.

(d)  'Agreement' means the agreement to which this Operating Procedure is attached and made a part.

(a) 'Authority for Expenditure' or 'AFE' means a written statement of an operation proposed to be conducted pursuant to this Operating Procedure, which statement shall include:

(t) the type, purpose and location of such operation, in sufficient detail to enable a party to understand the nature, scope and sequence of such operation, the proposed time frame over which such operation will be conducted and, if such operation is the drilling or deepening of a well, the projected total depth thereof, the proposed surface coordinates of the well and, if they will differ materially from the surface coordinates of the well, the proposed bottomhola coordinates therefor; and

(ii) the proposing party's estimate of the anticipated costs of such operation, which estimate shall be in sufficient detail to enable a party to identity, in summary form, the anticipated costs of the various identifiable segments of such operation, including, if applicable, those costs which relate to drilling, completing and equipping a well.

(0 'casing points means that point in time when a well has been drilled to total depth, the authorized logs and tests have been run and a decision must be mode by the Joint-Operators whether to sat production casing and attempt to complete the wall.

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(g) 'commercial quantities' means, with respect to a well, the anticipated output of petroleum substances from that well which would reasonably warrant drilling another well in the same area to the formation indicated to be productive by that well, having regard to anticipated drilling costs, completion costs, equipping costs and operating costs, the kind and quality of petroleum substances indicated, the anticipated availability of facilities for treating and processing such petroleum substances and the anticipated cost of such services, the anticipated availability of markets for such petroleum substances, the anticipated availability of transportation service for the delivery of such production to market and the anticipated cost of such service, the royalties and other burdens payable for the joint account with respect thereto, the probable life of the well and the anticipated price to be received for the petroleum substances as and when sold.

(h) 'completion' means the installation in, on, or with respect to a well of all such production casing, tubing and welihead equipment and all such other equipment and material necessary for the permanent preparation of the well for the taking of petroleum substances therefrom up to and including the outlet valve on the welihead and includes, as necessary, the perforating, stimulating, treating, fracing and swabbing of the well and the conduct of such production tests with respect to such well as are reasonably required to establish the initial producibility of the well.

(i)  'completion costs' means the costs of completing a well.

(j) 'development well' means a well, insofar as the geological zones penetrated in the drilling thereof (or proposed to be penetrated, as provided in the AFE therefor or the operation notice relating thereto) are stratigraphically above the base of the deepest geological zone in which an existing well within 3,2 kilometres thereof {as measured from the coordinates where the other well penetrated, and the proposed well is anticipated to penetrate, the top of such geological zone) is or has been capable of production of petroleum substances in commercial quantities, provided that only geological zones and individual petroleum substances included in the joint lands in the spacing unit for such proposed well shall be considered when making such determination.

  (k) 'drilling costs' means all moneys expended (exclusive of completion costs and equipping costs) with respect to the drilling of a well, including, without restricting the generality of the foregoing, the cost of obtaining surface access to and for the site of the well, the preparation of the site of such well, the construction of such roadways as are reasonably necessary to gain access to the site of the well, the installation of all surface and intermediate casing respecting the well, the logging, coring and testing of the well and, in the event the well is not completed, but is abandoned, the cost of such abandonment.

(I) 'equipping' means the installation of such equipment as is required to produce petroleum substances from a completed wall, including, without restricting the generality of the foregoing, a pump (or other artificial lift equipment), the installation of the flow lines and production tankage serving the well and, if necessary, a heater, dehydrator or other wellsite facility for the initial treatment of petroleum substances produced from the well to prepare such production for transportation to market, but specifically excludes any such equipment, installation or facility that is (or is intended to be) a production facility.

(m) 'equipping costs' means the costs of equipping a well.

(n)  'exploratory wall' means a wall, insofar as it is not a development well,

(o) 'for the joint account' means for the benefit, interest, ownership, risk, cost, expanse and obligation of the parties in proportion to their respective working interests,

(p) 'joint lands' means those lands end interests therein which have been made subject hereto by the Agreement, or so much thereof which remains subject hereto and, except where the context otherwise requires, shall include the petroleum substances within, upon or under those lends and interests, insofar as those lands and interests are subject to the title documents,

(q)  'joint operation' means an operation conducted hereunder for the joint account.

(r) 'Joint-operator means a party having e working interest in the joint lands, including the Operator if it has a working interest in the joint tends.

(s) 'market price' means the price at which petroleum substances are to be sold pursuant to Article VI where e party does not take its share of petroleum substances in kind and separately dispose of the same, which price is not unreasonable, having regard to market conditions applicable to similar production in arm's length transactions at the time of such disposition, including, without restricting the generality of the foregoing, such factors as the volumes available, the kind and quality of petroleum substances to be sold, the effective date of the sale, the term of the sale agreement, the point of sale of the petroleum substances and the type of transportation service available for the delivery of the petroleum substances to be sold,

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CAPL- 1990

Ct) 'operating costs' means all moneys expended (exclusive of drilling costs, completion costs and equipping costs) to operate a well for the recovery of petroleum substances, as more particularly set forth in the Accounting Procedure and, where applicable, all moneys expended to operate a production facility hereunder.

(u) 'Operator means the party appointed by the Joint-Operators to conduct operations hereunder for the joint account, except as provided in Clause 1004.

(v)  'party' means a person, corporation, partnership or body politic bound by this Operating Procedure.

(w) 'participating interest' means the percentage share of the costs of an operation conducted hereunder (or any respective segment thereof) which a party has agreed to pay or is required to pay pursuant to this Operating Procedure,

(x) 'paying quantities' means:

(i) in the case of e well which has been drilled, but not completed and equipped: the anticipated output from the well of that quantity of petroleum substances which would reasonably warrant incurring the completion costs end equipping costs of the well, considering the anticipated completion costs, equipping costs and operating costs associated therewith, the kind and quality of petroleum substances indicated, the anticipated availability of facilities for treating and processing such petroleum substances and the anticipated cost of such services, the anticipated availability of markets for such petroleum substances, the anticipated availability of transportation service for the delivery of such production to market end the anticipated cost of such service, the royalties end other burdens payable for the joint account with respect to such production, the probable life of the well and the anticipated price to be received for the petroleum substances produced therefrom as and when sold; or

(ii) in the case of a well completed for the taking of production: the output from the wall of that quantity of petroleum substances which would reasonably warrant the taking of production from the well, considering the same factors as in paragraph (i) of this Subclause, except completion costs.

(y) 'petroleum substances' means petroleum, natural gas and every other mineral or substance, or any or them,

in which an interest in or the right to explore for is granted or acquired under the title documents,

(z) 'production facility' means, subject to Article Xlii and Clauses 1021, 1022 and 1408, any facility serving (or intended to serve) more then one (1) well (including, without restricting the generality of the foregoing, any battery, separator, compressor station, gas processing plant, gathering system, pipeline, production storage facility or warehouse), which is:

(i) constructed or installed for the joint account;

(ii) owned exclusively by the parties in accordance with their respective working interests;

(iii) initially intended to be utilized exclusively with respect to the production, treatment, storage or transmission of petroleum substances;

(iv) not used for fractionation of petroleum substances, sulphur extraction or separation of liquids by refrigeration; end

(v) not subject to e separate agreement governing the construction, ownership and operation of such facility;

and includes all real and personal property of every kind, nature end description directly associated therewith, excluding petroleum substances, the joint lands and the Operator's owned or leased equipment.

(sa) 'proportionate share' means, with respect to e party, a percentage share equal to that party's working interest.

(bb) "Regulations* means all statutes, laws, rules, orders and regulations in effect from time to time and made by governments or governmental boards or agencies having jurisdiction over the joint lands and over the operations to be conducted thereon.

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CAPL- 1990

(cc) 'spacing unit' means:

(i) with respect to a well which has not been completed for the production of petroleum substances: the area allocated by the Regulations for the drilling of that well, provided that in the absence of such allocation or a specific designation in the Agreement, the spacing unit for the well shall be deemed to be the quarter-section, unit or similar geographical area which includes the bottomhole co-ordinates of the well; and

(ii) in every other case: the area allocated to the well pursuant to the Regulations for the purpose of producing petroleum substances in each zone from which such petroleum substances are to be produced.

(dd) 'spud' means, with respect to a well, that a drilling rig of adequate capacity to drill that well to the total depth projected in the AFE therefor is rigged-up on location and that a drilling bit has penetrated the surface therefrom.

(ee) 'title documents' means the documents of title by virtue of which the parties are entitled to drill for, win, take or remove petroleum substances underlying the joint lands, and all renewals, extensions or continuations thereof or further documents of title issued pursuant thereto.

(if) 'working interest' means the percentage of undivided interest held by a party in a production facility or the joint lends, or the respective zones, portions, parcels or parts thereof, which percentage is as provided in the Agreement or is as modified subsequently pursuant to the provisions hereof.

102 HEADINGS - Article headings and any other headings or captions or indices hereto shall not be used in any way in construing or interpreting any provision hereof.

103 REFERENCES - Unless otherwise expressly stated:

(a) the references 'hereunder, 'herein' and 'hereof' refer to the provisions of this Operating Procedure, end references to Articles, Clauses, Subclauses or paragraphs herein refer to Articles, Clauses, Subclauses or paragraphs of this Operating Procedure;

  (b) whenever the singular or masculine or neuter is used in this Operating Procedure, the same shall be construed as meaning plural or feminine or body politic or corporate or vice versa, as the context so requires; and

(c) any reference to days herein is a reference to calendar days, and where the phrase 'within' or 'at least' is used with reference to a specific number of days herein, the day of receipt of the relevant notice or the day of the relevant event, as the case may be, shall be excluded in determining the relevant time period. However, in the event the time for doing any act expires on a Saturday, Sunday or statutory holiday in either the Province of Alberta or Canada, the time for doing such act shall be extended to the next normal business day, except as prescribed in the Accounting Procedure with respect to the payment of billings.

104 OPTIONAL AND ALTERNATE PROVISIONS -Where alternate or optional provisions are provided for herein and the parties have tailed to designate which alternate shall apply or whether a respective optional provision shall be included, the first alternate provision in each such case shall apply as if the parties had designated the same, and the remaining optional provision shall be deemed not to form a part hereof.

105 DERIVATIVES - Where a term is defined herein, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

106 USE OF CANADIAN FUNDS - All references to 'dollars' or '$ herein shall mean lawful currency of Canada, and all payments and receipts shall be made and recorded in lawful currency of Canada.

107 CONFLICTS - If any provision contained in the Agreement conflicts with a provision herein, the provision in the Agreement shall prevail, and if a provision herein conflicts with a provision in an exhibit or schedule attached hereto, the provision herein shell prevail. In the event of a conflict between any provision in the Agreement or this Operating Procedure and the Regulations or the title documents, the Regulations or the title documents, as the case may be, shall govern, except that: (i) the working interests shall prevail if there is a difference between the working interests and the registered interests in the title documents; and (ii) the allocation of responsibility for losses as provided-herein (including, without restricting the generality of the foregoing, Article IV hereof) shall govern the relationship of the parties. If there is a conflict as provided above, the Agreement or this Operating Procedure, as the case may be, shall be modified accordingly to the extent necessary to resolve such conflict, and, as so modified, shall continue in full force and effect.

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CAPL -1900

AITRct.E 11

APPOINTMENT AND REPLACEMENT OF OPERATOR

201 ASSUMPTION OF DUTIES OF OPERATOR - The Operator named in the Agreement, or any succeeding Operator appointed hereunder, shall assume the duties and obligations of the Operator hereunder end shall have all the rights of the Operator hereunder.

202 REPLACEMENT OF OPERATOR -

(a) The Operator shall be replaced immediately and another Operator appointed forthwith pursuant to Clause 206 upon notice to such effect being served by any petty to the other parties if:

(i) the Operator becomes bankrupt or insolvent, commits or suffers any act of bankruptcy or insolvency, is placed in receivership, seeks debtor relief protection under applicable legislation (including, without restricting the generality of the foregoing, the Bankruptcy Act of Canada and the Companies' Creditors Arrangement Act of Canada) or permits any judgement to be registered against its working interest, and without restricting the generality of the foregoing, an Operator shall be deemed insolvent for the purposes of this Clause if it is unable to pay its debts as they fall due in the usual course of business or if it does not have sufficient assets to satisfy its cumulative liabilities in full; or

(ii) the Operator assigns or purports or attempts to assign its general powers and responsibilities of supervision and management as Operator hereunder.

(b) The Operator shall be replaced and another Operator appointed pursuant to Clause 206 if:

(i) the Joint-Operators agree, by the affirmative vote, by notice to the other parties, of two (2) or more Joint-Operators representing a majority of the working interests, to replace the Operator, provided that a single Joint-Operator holding more then a sixty-six percent (66%) working interest in the joint lends shall have the right, by notice to the other parties, to replace the Operator and to become Operator at the time prescribed by Subclause 206(d), unless it would then be subject to replacement pursuant to paragraph 202(a) Q); or

  (ii) the Operator defaults in its duties or obligations or any of them hereunder and, within thirty (30) days after written notice from a majority in working interest of the Joint-Operators, excluding the Operator, specifying the default and requiring the Operator to remedy the same, it does not commence to rectify the default end thereafter diligently continue to remedy the default

203 CHALLENGE OF OPERATOR - At any time after an Operator has been Operator for at least two (2) years, any JointOperator, other than the Operator, may give notice ('the challenge notice') to the other parties that it is ready, able and willing to conduct operations for the joint account on more favourable terms end conditions. The challenge notice shall contain sufficient detail to enable the receiving patties to evaluate the nature of the challenge notice and to measure the affect the revised terms and conditions would have on joint operations. The Operator shall, within sixty (60) days after receipt of the challenge notice, advise the Joint-Operators either that,

(a) it is prepared to operate on the terms and conditions set out in the challenge notice, whereupon it shall forthwith proceed to do so; or

(b) it is not prepared to operate on the terms and conditions set out in the challenge notice and that it will resign as Operator effective not later than ninety (90) days following the sixty (60) day period provided above.

Failure by the Operator to advise the Joint-Operators of its election within such sixty (60) day period shall be deemed to be an election by the Operator to resign. If the Operator resigns, a new Operator shall be appointed pursuant to Clause 206, whereupon such new Operator shall operate on the terms and conditions set out in the challenge notice. If no other JointOperator is prepared to act as Operator on the terms and conditions set out in the challenge notice, the Joint-Operator giving the challenge notice shall become the new Operator and shell thereafter conduct operations pursuant to the undertakings made by it in the challenge notice. Any costs in excess of those set out in the challenge notice shall be for the new Operator's sole account Notwithstanding Clause 204, the new Operator shell not resign from the position of Operator until it has acted as Operator for a period of at least two (2) years. A Joint-Operator may not issue a challenge notice or become Operator pursuant thereto if, at the time of issuing the challenge notice or the time it would become Operator pursuant thereto, it would be subject to replacement as Operator pursuant to Subcleuse 202(e) if it were Operator at that time.

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CAPL -1990

204 RESIGNATION OF OPERATOR - Subject to Subctause 202(a) and Clauses 203 and 205, the Operator may resign as Operator on giving each of the Joint-Operators ninety (90) days' notice of its intention to do so.

205 MODIFICATION OF TERMS AND CONDITIONS BY OPERATOR- At any time after an Operator has been the operator for a continuous period of two (2) years, it may give notice ('the Operator's notice') to the other parties of the revised terms and conditions on which it is prepared to continue to conduct joint operations. Within sixty (60) days of receipt of the Operator's notice, each Joint-Operator shall advise the Operator whether it agrees to the Operator continuing as Operator and conducting joint operations on the terms end conditions contained in the Operator's notice, provided that failure by a JointOperator to respond within such period shell be deemed to be agreement by that party to the terms end conditions in the Operator's notice. If any Joint-Operator does not so agree, it shell give notice Ccounter proposal') to the other parties of the terms and conditions upon which it would conduct joint operations. Any such counter proposal shell be deemed to be a challenge of Operator and shell be subject to all of the terms and conditions of Clause 203, as though such counter proposal was 'the challenge notice provided therein, except that in determining the merits of the counter proposal, it shell be compared to the terms end conditions contained in the Operator's notice, rather then to the existing operating terms end conditions.

  206 APPOINTMENT OF NEW OPERATOR -

(e) If an Operator resigns or is to be replaced, a successor Operator shall be appointed by the affirmative vote (by notice to the other parties) of two (2) or more parties representing a majority of the working interests in the joint lands, provided that a single Joint-Operator holding more then a sixty-six percent (66%) working interest in the joint lends shall have the right, by notice to the other parties, to become the Operator hereunder, unless it would then be subject to replacement pursuant to paragraph 202(e)Q). If there are only two (2) Joint-Operators end the Operator that resigned or is to be replaced is one of the Joint-Operators, the other Joint-Operator shell have the right to become the Operator.

(b) No party shall be appointed as Operator hereunder unless it has given its written consent to the appointment. However, if the parties fail to appoint a successor Operator or if any appointed Operator fails to carry out its duties hereunder, the party having the greatest working interest shall act as Operator pro tam, with the right, should a similar situation re-occur after a new Operator has been appointed, to require the party having the next greatest working interest to act as Operator pro tem and so on as the occasion demands.

(c) No provision of this Article shall be construed to re-appoint as next-succeeding Operator an Operator who had been replaced under Clause 202, except with the unanimous consent of the parties.

(d) Except as provided in Subclsuse 202(a), every replacement of Operator shall take effect at eight o'clock in the morning (0800 hours) on the first (1st) day of the calendar month following the determination to replace the Operator pursuant to Subclause 202(b) or such other date as may be prescribed pursuant to Clause 203 or 204, as the case may be, notwithstanding anything contained herein.

207 TRANSFER OF PROPERTY ON CHANGE OF OPERATOR - At the effective data of the resignation or replacement of an Operator as provided in this Article 11, the Operator being replaced shall deliver to the successor Operator possession of:

(a) the wells being drilled or operated by the Operator hereunder, except any wells in respect of which the succeeding Operator is not entitled to information, which shell be operated by a party determined pursuant to Clause 1004 until the successor Operator becomes entitled to such information;

(b) all production facilities, other facilities and funds held for the joint account, together with all production, if any, which has not been delivered in kind;

(c) copies of books of account and records kept for the joint account or pertaining to wells delivered hereunder; and

(d) all documents, agreements end other papers relating to property transferred hereundar.

Upon compliance with such obligation, the outgoing Operator shall be released and discharged from, and the successor Operator shall assume, all duties and obligations of the Operator, except those unsatisfied duties and obligations of the outgoing Operator which had accrued prior to the effective date of the change of Operator, for which the outgoing Operator shall continue to remain liable.

208 AUDIT OF ACCOUNTS ON CHANGE OF OPERATOR - Within ninety (90) days after the successor Operator commences to act as Operator, the parties shall cause an audit to be made of the books of account and records kept for the joint account and may cause an inventory of controllable material to be taken. The cost of the audit and inventory shall be s charge for the joint account

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209 ASSIGNMENT OF- OPERATORSHIP - In the event the Operator wishes its assignee to replace it as Operator after having disposed of all or a portion of its working interest in the joint lends and any production facilities to such assignee pursuant to Article XXIV, such assignee shall have the right to become Operator if it is an Affiliate of the Operator or, if it is not an Affiliate of the Operator, if the parties agree that it shall become Operator pursuant to Clause 206. Should an assignee which is an Affiliate of the Operator become the Operator pursuant to this Clause, the two (2) year time periods described in Clauses 203 and 205 shall be calculated as if the assignment had not occurred and the audit prescribed pursuant to Clause 208 shall not be required.

FUNCTION AND DUTIES OF OPERATOR

301 CONTROL AND MANAGEMENT OF OPERATIONS -

(a) The Operator shell consult with the Joint-Operators from time to time with respect to decisions to be made for the exploration, development and operation of the joint lands end the construction, installation and operation of any production facilities, end the Operator shall keep the Joint-Operators informed with respect to operations planned or conducted for the joint account. Subject to the provisions hereof, the Operator is hereby delegated the management of the exploration, development and operation of the joint lands and the construction, installation and operation of any production facilities for the joint account on behalf of the Joint-Operators.

(b) The Operator shall be entitled to make or commit to such expenditures for the joint account as it considers necessary and prudent in order to conduct a good and workmanlike operation on the joint lands for the joint account. However, the Operator shall not make or commit to an expenditure for the joint account for any single operation, the total estimated cost of which is in excess of twenty-five thousand ($25 000) dollars, without an approved Authority for Expenditure from the Joint-Operators, unless the expenditure is reasonably considered by the Operator to be necessary by reason of an event endangering life or property or is required by the Regulations and failure to make such expenditure could result in the prosecution of the Operator thereunder, If the Operator is required to make such an expenditure, it shall promptly advise the Joint-Operators of the nature of such event or requirement and the expenditure anticipated to be associated therewith.

  (c) Approval of an Authority for Expenditure by a party shall constitute that party's approval of all expenditures necessary to conduct the operation described therein, subject to the provisions of Article IX. However, if the Operator incurs or expects to incur expenditures with respect to a joint operation which would exceed by more than ten percent (10%) the total amount estimated in the AFE therefor, the Operator thereupon shall, for informational purposes only, forthwith advise the Joint-Operators of such overexpenditure, the Operator's explanation therefor and the Operator's revised estimate of the cost of such operation. The Operator thereafter shall provide estimates of current and cumulative costs incurred for the joint account with respect to such operation. Such estimates shall be provided on a daily basis where practical, but in any event at intervals of not greater than ten (10) days until the operation is completed.

302 OPERATOR AS JOINT-OPERATOR - The Operator shall have all of the rights end obligations of a Joint-Operator with respect to its working interest.

303 INDEPENDENT STATUS OF OPERATOR - The Operator is an independent contractor in its operations hereunder. The Operator shall supply or cause to be supplied all material, labor and services necessary for the exploration, development and operation of the joint tends and the operation of any production facilities for the joint account The Operator shall determine the number of employees respecting its operations, their selection, their hours of labour end their compensation. All employees and contractors used in its operations hereunder shall be the employees and contractors of the Operator.

304 PROPER PRACTICES IN OPERATIONS - The Operator shall conduct all joint operations diligently, in a good and workmanlike manner, in accordance with good oilfield practice end the Regulations.

305 BOOKS, RECORDS AND ACCOUNTS - The Operator shall, with respect to all joint operations, keep end maintain true and correct books, records end accounts with respect to the development end progress made, drilling done, the conduct of other operations, the production of petroleum substances and the disposition thereof in the manner prescribed herein and in the Accounting Procedure. The Operator shell, upon request of a Joint-Operator, make available in Alberta and there permit each Joint-Operator during normal business hours to inspect such books, records and accounts end to make extracts or copies therefrom end thereof, end to audit the Operator's books, records and accounts as provided in the Accounting Procedure. However, a Joint-Operator shall not have the rights granted under this Clause with respect to a wall while not entitled to 'information with respect to that well.

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306 PROTECTION FROM LIENS - The Operator shall pay, or cause to be paid, as and when they become due and payable all accounts of contractors end claims for wages end salaries for services rendered or performed and for materials supplied with respect to the joint lands, any joint operations and any production facilities. The Operator shall keep the joint lands end any production facilities free from liens and encumbrances resulting therefrom, unless there be a bone tide dispute with respect thereto.

307 JOINT-OPERATOR'S RIGHTS OF ACCESS - Except as otherwise provided herein, the Operator shall permit each Joint-Operator or its duly authorized representative, at that Joint-Operator's sole risk, cost and expense, full and free access at all reasonable times to inspect end observe all production facilities and all joint operations being conducted upon the joint lends and to the records on location of currant operations being conducted thereon.

308 SURFACE RIGHTS - The Operator shall acquire and maintain for the joint account all necessary surface rights respecting joint operations.

309 MAINTENANCE OF TITLE DOCUMENTS -

(a) Except as otherwise provided herein or in the Agreement, the Operator shall, on behalf of the parties and for the joint account, comply with all the terms and conditions of the title documents including: (I) the payment of rentals; (ii) the payment of any encumbrances agreed to be borne for the joint account; and (iii) the performance of all things necessary to maintain the title documents in good standing and in full force and effect Howeyer, nothing in this Clause shall be construed to require or permit the Operator to drill a well or conduct any joint operation without the approval of the Joint-Operators, if their approval of an Authority of Expenditure with respect thereto is required pursuant to Clause 301.

  (b) The Operator shell consult with the parties in a timely manner with respect to any applications it proposes to make under the Regulations to maintain any of the title documents in good standing, including, without restricting the generality of the foregoing, continuation and grouping applications end any other material decisions which are required to be made to maintain any of the title documents in good standing. The Operator shall provide the parties in a timely manner with copies of material correspondence pertaining to the maintenance of the title documents.

(c) If the joint lands are subject to a particular title document whereby the parties may select some (but not all) of such joint lends for the joint account in a successor title document as a result of work or operations which have been conducted (in this Clause called a 'lease selection), the following shall apply to the lease selection:

(i) the parties having a working interest in such title document shall consult, at least ten (10) days prior to the date upon which the lease selection is required, to attempt to agree on the lease selection; and

(ii) insofar as the parties are unable to agree on the joint lends to be included in the lease selection the Operator shall determine the required number of minimum size geographic units prescribed by the Regulations with respect to a lease selection ('selection unit?) to complete the lease selection. This number shall be multiplied by each party's working interest, to determine the number of selection units which each party may select to complete the tease selection, with rounding of such number up or down to the nearest whole integer in the event such calculation would entitle e party to a selection of a partial selection unit. Each party shall be entitled to select for inclusion in leases, on a selection unit by selection unit basis, that number of selection units determined by such calculation, with the order of such selections to be determined by lot.

Following the conclusion of the lease selection process, the Operator shall submit the application for leases on behalf of the parties in such manner and at such time as are prescribed by the Regulations.

(d) if the joint lends are subject to a particular title document pursuant to which the parties may make a lease selection, a party may, at any time not earlier then one (1) year before the latest date such lease selection may be made pursuant to that title document, require the parties to select, for the purposes 01 Clause 1010 only, the lands which will be retained for the joint account in the manner prescribed in the Agreement or Subclause (c) of this Clause, as the case may be. The parties thereupon shall make such lease selection within ten (10) days of the receipt of such notice, as if such lease selection was required at such time. Unless otherwise agreed by the parties, such tease selection shall be binding on the parties for the purposes of determining whether a well is s title preserving well or portions of the lands are preserved lends, as those terms are defined in Clause 1010.

310 PRODUCTION STATEMENTS AND REPORTS - The Operator shell provide each Joint-Operator, before the twenty fifth (25th) day of each month, with a statement showing production, inventories, sales end deliveries in kind to the parties of petroleum substances during the preceding month. The Operator shell also make all reports relating to joint operations

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as required by the Regulations and shall, upon request of a Joint-Operator, provide it with a copy of each such report filed by the Operator with any governmental agency.

311 INSURANCE - The Operator shall comply with the requirements of all Unemployment Insurance, Workers' Compensation and Occupational Health and Safety legislation and all similar Regulations with respect to workers employed in joint operations. Without in any way limiting the obligations or liabilities of the Operator, the Operator shall also comply with the provisions of ALTERNATE below (Specify A or B: the ALTERNATE not specified is deemed to be deleted from this Operating Procedure):

ALTERNATE - A:

The Operator shall, prior to the commencement of joint operations, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained for the joint account and benefit of the parties end their respective Affiliates, directors, officers, servants, consultants, agents and employees, the insurance hereinafter set forth and any other insurance which is specifically required to comply with the Regulations. The insurance required pursuant to this Subclause shell apply to each separate claim end shell be as follows:

(i) Automobile Liability Insurance covering all motor vehicles or snowcreft and all terrain vehicles, owned or non-owned, operated or licenced by the Operator and used in joint operations (insofar only as they are used in joint operations), with an Inclusive bodily injury, death end property damage limit of one million dollars ($1 000 000) per accident;

(ii) Comprehensive General Liability Insurance with an inclusive bodily injury, death, and property damage limit of one million dollars ($1 000 000) per occurrence, and, without restricting the generality of the provisions of this paragraph, such coverage shell Include, but not be limited to, Employer's, Employer's Contingent Liability, Contractual Liability, Contractor's Protective Liability, Products and Completed Operations Liability; and

  (iii) Aircraft Liability Insurance covering all aircraft, owned or non-owned, operated or licanced by the Operator and used in joint operations (insofar only as they are used in joint operations), With an inclusive bodily injury, death and property damage limit of five million dollars ($5 000 000) per occurrence.

- OR -

ALTERNATE - B:

The Operator shall, prior to the commencement of joint operations, hold or cause to be held with a reputable insurance company or companies, and thereafter maintain or cause to be maintained for the joint account and benefit of the parties and their respective Affiliates, directors, officers, servants, consultants, agents end employees, only that insurance as is specifically required to comply with the Regulations. It is the intention of the parties that, except as provided in the previous sentence and in Article IV, the cost of any accident, toss or any claim of or liability to third parties or to each other for bodily injury, death or property damage arising out of any operation conducted hereunder shall be borne Individually by the parties participating in the operation, proportionate to their respective participating Interests in the operation.

The following conditions shell be applicable to the ALTERNATE which is specified:

(a) The amount of the deductible specified for each accident or occurrence in any insurance policy maintained for the joint account shall not exceed the amount set forth in Clause 301 without the prior approval of the JointOperators.

(b) In the event that the policies which the Operator is required to obtain or maintain for the joint account are, in the Operator's reasonable opinion, unavailable or available only at an unreasonable cost, the Operator shall promptly notify the other Joint-Operators, in order that the parties may redetermine the policies which shall be held for the joint account. Subject to the provisions of this Clause, policies obtained for the joint account pursuant to this Clause may contain terms, conditions or exclusions affecting or limiting the risks covered thereby or the circumstances under which the insurer may be required to indemnify or compensate the parties thereunder, provided that such terms, conditions or exclusions are, in the Operator's reasonable opinion, the best available from the marketplace on reasonable terms and ordinary or appropriate. However, the Operator shall obtain the prior consent of the parties with respect to any such change which is made after the relevant policy or policy renewal has been acquired for the joint account

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(c) If the Operator makes any payments with respect to any losses, damages, claims or liabilities arising out of joint operations which are covered by insurance policies maintained for the joint account hereunder with the approval of the insurers thereof or if the Operator makes any payments authorized hereunder with respect to any other losses, damages, claims or liabilities arising out of such operations, such payments shall be a charge for the joint account However, the Operator shell diligently attempt to process its claims under such policies with respect to such losses, damages, claims or liabilities, and shell promptly credit the joint account the amount it ultimately recovers under such policies. Insofar as such charge is one which is not to be borne for the joint account pursuant to Article IV, the Operator shall adjust the accounts of the parties accordingly at such time as it is determined that the charge is not to be borne for the joint account

(d) The Operator shall use reasonable efforts to ensure that each insurance policy maintained for the joint account pursuant to this Clause includes: a provision that coverage is primary to any other coverage carried by the parties (other than coverage maintained by a party to reduce its exposure to a deductible), a provision that such policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and a provision that the insurer shall provide the Operator with sixty (60) days' written notice of cancellation of such policy.

(e) Each party shall be responsible for insuring its own interest in the joint lands and any production facilities with respect to physical damage to property, loss of income, Operator's Extra Expense, Pollution Liability and any insurance other than that referred to in the Alternate specified in this Clause. Each party shall ensure that each policy maintained by it for its own account hereunder shall contain waivers of all rights, by subrogation or otherwise, against the other parties and their respective Affiliates, directors, officers, servants, consultants, agents and employees.

  (I) The Operator shall provide each Joint-Operator with written notice of damages or losses incurred hereunder as soon as practicable after the damage or loss has been discovered. The Operator shall provide the Joint-Operators with such assistance and materials as is required to substantiate such damages or losses for the purposes of the Joint-Operators' insurance coverages.

(g) The Operator shall, with respect to joint operations, use every reasonable effort to have its contractors and subcontractors:

(i) comply with Unemployment Insurance, Workers' Compensation and Occupational Health and Safety legislation and all other similar Regulations applicable to workers employed by them; and

(ii) carry such insurance in such amounts as the Operator deems necessary, provided that such insurance policies shall include waivers of all rights, by subrogation or otherwise, against the parties and their respective Affiliates, directors, officers, servants, consultants, agents and employees.

312 TAXES - Except as otherwise provided herein or in the Agreement, the Operator shall initially pay, for the joint account, all taxes with respect to property held for the joint account, provided that nothing herein contained shall require or permit the Operator to pay for the joint account income taxes, mineral taxes, or any other taxes, assessments or levies based on reserves, on a unit of production or on the value thereof unless required to do so by the Regulations. The Operator shall promptly provide each applicable Joint-Operator with copies of all tax notices or assessments received by it respecting property held for the joint account and for which payment is not the responsibility of the Operator.

ARTICLE W

INDEMNITY AND UABILIIY OF OPERATOR

401 LIMIT OF LEGAL RESPONSIBILITY - Notwithstanding Clauses 303 and 304, the Operator, its Affiliates, directors, officers, servants, consultants, agents and employees shall not be liable to the other Joint-Operators, or any of them, for any loss, expense, injury, death or damage, whether contractual or tortious, suffered or incurred by the Joint-Operators resulting from or in any way attributable to or arising out of any act or omission, whether negligent or otherwise, of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees in conducting or carrying out joint operations, except:

(a) when and to the extent that such loss, expense, injury, death or damage relates to a risk against which the Operator is required to carry insurance for the joint account, as provided in Clause 311, and is within the limits of such required insurance (insofar as such limits exceed the deductible applicable thereto), provided that if the Operator had maintained the required insurance covering such loss, expense, injury, death or damage, the Operator shell be released from the responsibility and indemnity otherwise imposed by this Clause to the extent that the insurer thereunder is financially unable to pay all or any portion of a valid claim with respect to such loss, expense, injury,

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death or damage or such insurer is determined by a court of competent jurisdiction not to be required to make payment with respect to such loss, expense, injury, death or damage under such policy of insurance; and

(b) when and to the extent that such loss, expense, injury, death or damage is a direct result of, or is directly attributable to, the gross negligence or wilful misconduct of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees, provided that an act or omission of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees shall be deemed not to be gross negligence or wilful misconduct, insofar as such act or omission was done or was omitted to be done in accordance with the instructions of or with the concurrence of the Joint-Operators.

To the extent that the conditions in Subclauaes (a) or (b) of this Clause apply (but subject to the exceptions provided therein), the Operator shall be solely liable for such loss, expense, injury, death or damage and, in addition, shall indemnify and save harmless each other Joint-Operator and its Affiliates, directors, officers, servants, consultants, agents and employees from and against the same and also from and against all actions, causes of action, suits, claims and demands by any person or persons whomsoever in respect of any such loss, expense, injury, death or damage, end any costs and expanses relating thereto. However, in no event shall the responsibility of the Operator proscribed by this Clause extend to losses suffered by the JointOperators respecting the loss or delay of production from the joint lands, including, without restricting the generality of the foregoing, loss of profits or other consequential or indirect losses applicable to such toss or delay of production.

  402 INDEMNIFICATION OF OPERATOR - Except as otherwise provided in Clause 401, the Joint-Operators hereby indemnify end save harmless the Operator, its Affiliates, directors, officers, servants, consultants, agents and employees from and against any and all actions, causes of action, suits, claims, demands, costs, losses and expenses resulting from loss, injury, death or damage respecting any person, which may be brought against or incurred or suffered by the Operator, its Affiliates, directors, officers, servants, consultants, agents or employees or which the Operator, Us Affiliates, directors, officers, servants, consultants, agents or employees may sustain, pay or incur by reason of, or which may be attributable to or arise out of, any act or omission of the Operator or its Affiliates, directors, officers, servants, consultants, agents, contractors or employees in conducting joint operations. All such liabilities shall be for the joint account and shell be borne by the JointOperators in the proportions of their respective working interests.

ARTICLE V

COSTS AND EXPENSES

501 ACCOUNTING PROCEDURE AS BASIS - The Accounting Procedure shall be the basis for all charges and credits for the joint account, except to the extent that the Accounting Procedure may be in conflict with the provisions herein or in the Agreement. The accounting and financial records maintained by the Operator with respect to the operations conducted by it hereunder shall be maintained separately from those kept by it with respect to operations which are not conducted hereunder, in accordance with established industry accounting practice.

502 OPERATOR TO PAY AND RECOVER FROM PARTIES - Subject to the provisions of Clause 503, the Operator shall initially advance and pay all costs end expenses incurred for the joint account. The Operator shell charge to each JointOperator its proportionate share of such costs end expenses, and each respective Joint-Operator shall pay the same to the Operator within thirty (30) days after receipt of the Operator's statement thereof.

503 ADVANCE OF COSTS -

(a) Upon approval of an Authority for Expenditure by e Joint-Operator, the Operator may, by notice, require that individual Joint-Operator to secure payment of its proportionate share of all costs to be incurred for the joint account pursuant to such AFE in a manner satisfactory to the Operator. If the payment is to be secured by an irrevocable standby letter of credit, it shell be established in favour of the Operator by that Joint-Operator with a Canadian chartered bank with respect to that Joint-Operator's proportionate share of the costs end expenses which are anticipated to be incurred pursuant to such APE. In the event a letter of credit is so established, the Operator may draw on the letter of credit in the same manner and at the same time intervals as provided with respect to amounts to be paid by that Joint-Operator pursuant to such APE.

(b) The Operator may, by notice to the Joint-Operators, require each Joint-Operator to advance its proportionate share of all costs to be incurred for the joint account, subject to Subclause (a) of this Clause. If the Operator so elects to cash call the Joint-Operators, it shall, not earlier than thirty (30) days prior to the first (1st) day of a calendar month, submit to each Joint-Operator an itemized written estimate of the costs which are expected to be paid by the Operator for the joint account hereunder in that calendar month, together with e request for payment by each Joint-Operator of its proportionate share thereof, insofar as such amount is not secured by Subolause (a) of this Clause, A JointtOperator shall pay its share of such cash call to the Operator (or otherwise secure payment thereof

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as provided in Subclause (a) above) on or before the twentieth (20th) day after its receipt of such estimate or by the fifteenth (15th) day of the calendar month to which such estimate relates, whichever is the later.

(c) The Operator shall adjust each monthly billing to reflect advances received from a Joint-Operator hereunder. Costs in excess of the advances requested hereunder shall be billed and paid by the Joint-Operators pursuant to the Accounting Procedure. Amounts advanced by the Joint-Operators in excess of actual costs shall be refunded by the Operator with the related billing for the month in which the advance was paid. Any such excess amounts not refunded shall, at the option of each Joint-Operator, bear interest (payable by the Operator for the account of that Joint-Operator) on the same basis as is provided in paragraph 505(b)(i).

504 FORECAST OF OPERATIONS -The Operator shall, from time to time at the request of a Joint-Operator, provide the Joint-Operators with a written forecast outlining all operations which it proposes to conduct for the joint account during the forecast period (which shall be not less than three (3) months and not more than twelve (12) months), together with the estimated costs thereof. Such forecasts are for informational purposes only and shell not commit the parties to make the expenditures described therein.

505 OPERATOR'S LIEN -

(a) Effective from the date of the Agreement, the Operator shall have a lien and charge, which is first and prior to any other lien, charge, mortgage or other security interest, with respect to the interest of each Joint-Operator in the joint lands, the wells end equipment thereon, the petroleum substances produced therefrom and any production facilities, to secure payment of such Joint-Operator's proportionate share of the costs and expenses incurred by the Operator for the joint account.

  (b) If a Joint-Operator fails to pay or advance any of the costs or expenses incurred for the joint account which are to be paid or advanced by it within the time period prescribed by the Accounting Procedure or Clause 502 or 503, as the case may be, the Operator may, without limiting the Operator's other rights as contained in this Operating Procedure or otherwise held at law or in equity:

(i) charge such Joint-Operator compound interest, as computed monthly, with respect to such unpaid amount from the day such payment is due until the day it is paid, at the rate of two percent (2%) per annum higher than the rate designated as the prevailing prime rate for Canadian commercial loans by the principal Canadian chartered bank used by the Operator, regardless of whether the Operator has notified such party in advance of its intention to charge interest with respect to such unpaid amount;

(ii) withhold from such Joint-Operator any further information and privileges with respect to operations conducted hereunder, which information end privileges shall be conveyed or restored, as the case may be, to such Joint-Operator upon such default being fully rectified;

(iii) set-off against the amount unpaid by such defaulting Joint-Operator, any sums due or accruing to such Joint-Operator from the Operator pursuant to this Operating Procedure or any other agreement between the Operator end such Joint-Operator, whether executed before or after the effective date of the Agreement;

(iv) maintain an action or actions for such unpaid amounts and interest thereon on a continuing basis as such amounts are payable, but not paid by such defaulting Joint-Operator, as if the obligation to pay such amounts and the interest thereon were liquidated demands due end payable on the relevant date such amounts were due to be paid, without any right or resort of such Joint-Operator to set-off or counter-claim;

(v) treat the default as an immediate end automatic assignment to the Operator of the proceeds of the sale of such Joint-Operator's share of petroleum substances produced hereunder. Service of a copy of this Operating Procedure upon a purchaser of such petroleum substances from such JointOperator, together with written notice from the Operator, shall constitute a written irrevocable direction by the Joint-Operator to any such purchaser to pay to the Operator the proceeds from any such sale up to the amount owed to the Operator by such Joint-Operator hereunder (including any accrued interest with respect thereto), and such purchaser is authorized by such Joint-Operator to rely upon the statement of the Operator as to the amount so owed to it by such Joint-Operator; and

(vi) enforce the lien referred to in Subciause (a) of this Clause by taking possession of or using free of charge all or any part of the interest of the defaulting Joint-Operator in the joint lands, in all or any part of the production therefrom and equipment thereon or in any production facilities and all rights, powers and privileges of such Joint-Operator in connection with such interest until such default is

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fully rectified. Notwithstanding the provisions of Clauses 601 and 2481, the Operator may sell and dispose of any interest, production, equipment or production facility of which it has so taken possession, either in whole or in part or in separate parcels, at public auction or by private tender at a time and on whatever terms it shall arrange, having first given at least ten (10) days' prior written notice to such Joint-Operator of the time and place of the sale, provided that the Operator may only sell such interest, production, equipment or production facility to such person or persons for such price and on such conditions as the Operator determines are reasonable, having due regard, inter alia, to the possible recovery of funds for such Joint-Operator in excess of the amount owed by it hereunder. Such sale or other realization shell be without prejudice to the Operator's claim for deficiency and shall be free from any right of redemption on the pert of such Joint-Operator (which right is hereby waived and released), and such Joint-Operator also waives all formalities prescribed by custom or by law with respect to such sale or other realization. The proceeds of the sale shall be first applied by the Operator in payment of any amount required to be paid by the defaulting JointOperator and not paid by it hereunder (including any accrued interest with respect thereto), and any balance remaining shell be paid to the defaulting Joint Operator after deducting reasonable costs of the sale. Any sale made as aforesaid shall be a perpetual bar both at law and in equity against the defaulting Joint-Operator end its assigns and against all other persons claiming an interest in such property or any portion thereof sold as aforesaid by, from, through or under the defaulting JointOperator or its assigns.

  However, the Operator may not exercise the rights granted in paragraphs (iii) - (vi) of this Subclause with respect to such default until at least thirty (30) days following the issuance of a notice to such Joint-Operator specifying such default and requiring the same to remedied.

(c) The obligation to pay interest at the rate specified in Subclause (b) with respect to a default is to apply until such default is rectified and shall not merge into a judgement for principal and interest, or either of them. The parties waive the application of any Regulations to the contrary, insofar as such waiver is permitted by the Regulations.

(d) Books and records kept by the Operator for the joint account shall constitute prima facie proof of the existence of any financial default hereunder, subject, however, to the rights of inspection and audit provided for elsewhere in this Operating Procedure.

(a) If the Operator is the party which defaults in paying its share of any cost or expense incurred for the joint account, the other parties may appoint a party as representative ad hoc of those parties, pending the appointment of a new Operator pursuant to Article II. Such party thereupon shell be entitled to exercise any of the rights and remedies otherwise available to the Operator pursuant to this Operating Procedure, mutatis mutandis, in order to rectify such default.

506 REIMBURSEMENT OF OPERATOR - If the Operator has not received lull payment of a Joint-Operator's share of the costs and expenses of joint operations within three (3) months following the date the payment was due, each other JointOperator, upon being billed therefor by the Operator, shall contribute a fraction of the unpaid amount, excluding interest thereon, which fraction shall have:

(1) as its numerator - the working interest of such Joint-Operator; and

(ii) as its denominator - the aggregate working interests of all parties except the defaulting Joint' Operator.

Thereupon, each such contributor shell be proportionately subrogeted to the Operator's rights pursuant to Clause 505 and to the interest thereafter payable thereunder on the unracovared portion of its contribution,

507 COMMINGLING OF FUNDS - The Operator may commingle with its own funds the moneys which it receives from or for the account of the Joint-Operators pursuant to this Operating Procedure. Notwithstanding that moneys of a Joint' Operator have been commingled with the Operator's funds, the moneys of a Joint-Operator advanced or paid to the Operator, whether forthe conduct of operations hereunder or as proceeds from the sale of production under this Operating Procedure, shall be deemed to be trust moneys, and shall be applied only to their intended use and shall in no way be deemed to be funds belonging to the Operator, other than in its capacity as the Joint-Operators' trustee,

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AfflCtE VI

OWNERSHIP AND DWMMN OF PRODUCTION

601 EACH PARTY TO OWN AND TAKE ITS SHARE - Each party shall own its proportionate share of the petroleum substances produced from wells operated for the joint account The Operator shalt measure and deliver into the possession of each party, as and when produced at the first point of measurement, the proportionate share of petroleum substances owned by that party, exclusive of production which has been unavoidably lost and production which may be used by the Operator in producing operations respecting the joint lends. Each party shalt, at its own expense, have the right to take in kind and separately dispose of its proportionate share of such production. Each Joint-Operator shall provide the Operator with such information respecting such Joint-Operator's arrangements for the disposition of its share of production as the Operator may reasonably require to fulfil its obligations hereunder.

602 PARTIES NOT TAKING IN KIND -

(a) Notwithstanding Clause 601, to the extent that a Joint-Operator does not take in kind and separately dispose of its share of production hereunder or advises the Operator that it will not be fulfilling that obligation, the Operator shall have the authority, but not the obligation, to dispose of such portion of the non-taking party's share of production, as the agent of the non-taking party, pursuant to any of the following options:

(i) the Operator may sell such production at the same price which the Operator receives from a third party under an arm's length sale contract for its own share of production, and account to the nontaking party for the proceeds of the sale applicable to the production sold on its behalf, less all direct processing end transportation expenses pertaining thereto and the applicable marketing lea prescribed by Clause 604; or

  (ii) the Operator may sell such production at a market price to a third party in an arm's length transaction, and account to the non-taking party for the proceeds of the sale, less all direct processing end transportation expenses pertaining to such production and the applicable marketing fee prescribed by Clause 604; or

(iii) the Operator may purchase such production for the Operator's own account (or the account of an Affiliate) at a market price.

Insofar as the Operator disposes of all or a portion of a non-taking party's share of production pursuant to this Subcleuse, the Operator shall advise that party of the option pursuant to which the Operator disposed of that party's production within one (1) month of the commencement of that disposition.

(b) The Operator may not purchase production pursuant to paragraph (a)(iii) of this Clause under any arrangement which has a term exceeding one (1) month, unless such arrangement is terminable at any time on not greater than one (1) month's notice by the non-taking party to the Operator without an early termination penalty or other cost If, pursuant to paragraph (a)(i) or (ii) of this Clause, the Operator proposes to enter into e sales contract which either has a term greater than one (1) month or is not so terminable at any time on notice of one (1) month or less, the following shall apply:

(I) the Operator shall notify the non-taking party of such intention and provide it with a summary of the terms of the proposed contract in sufficient detail to enable the non-taking party to determine whether ft wishes that portion of its share of production not being taken in kind and separately disposed of by it sold pursuant to the proposed contract;

(ii) the non-taking party shall notify the Operator within ten (10) days of the receipt of the Operator's notice whether it consents to having such production sold under such contract, provided that failure of the non-taking party to notify the Operator of its position within such period shall be deemed to be the consent of the non-taking party to the sale of such production pursuant to such contract;

(iii) if the non-taking party consents to having such production sold under such contract pursuant to the preceding paragraph, the Operator shall self such production under such contract. If the non-taking party does not consent to having such production sold pursuant to such contract pursuant to the preceding paragraph, the non-taking party shall state in its notice whether it intends to commence taking such production in kind and separately disposing of the same, and, if so, it shall promptly supply the Operator with the information required by it pursuant to Clause 601; and

CAPL- 1990

(iv) if the non-taking party does not consent to having such production sold under such contract pursuant to this Subclause and does not proceed to take such production in kind and separately dispose of the same, the Operator may dispose of such production pursuant to Subolause (a) of this Clause.

No contract described in this Subcleuse, however, shall have a term exceeding one (1) year without the consent of the non-taking party, unless that contract may be terminated by the Operator at any time on not greater than one (1) year's notice to the applicable purchaser.

{c)  If a non-taking party proposes to commence to exercise its right to take in kind end separately dispose of its share of production hereunder, it shall give notice of such intention to the Operator and shall promptly supply the Operator with the information required by it pursuant to Clause 601. Such notice shall be effective either at the end of the term of any sale agreement pursuant to which such production is being sold by the Operator or at the date such agreement is terminated, if terminable by the Operator et an earlier date. However, such notice shall not be effective with respect to an agreement which is terminable by the Operator, unless the Operator has received such notice at feast fifteen (15) days prior to any specified date upon which the Operator is required to serve notice to the applicable purchaser to terminate such agreement.

  603 OPERATOR NOT TAKING IN KIND - To the extent that the Operator either is the party who does not take in kind and separately dispose of its proportionate share of production or the Operator does net intend to dispose of production not being taken in kind by another Joint-Operator pursuant to Clause 602, the Operator shall advise the other Joint-Operators, in a timely manner, of the information required by them to exercise their rights pursuant to this Clause 603. In such event, the Joint-Operators, or any one or more of them, shall have the same rights and obligations, mutetis mutandis, with respect to such share of production as the Operator has with respect to a Joint-Operator's share of production under Clause 602. Insofar as the provisions of this Clause are applicable and the Operator requires instructions respecting production and marketing to give effect to this Clause and, if applicable, Clause 602, the Operator shall follow the instructions which are given by the parties marketing production on behalf of the Operator end, if applicable, any other party hereunder. Two or more Joint-Operators exercising their rights under this Clause shall do so in proportion to their working interests, and shall attempt to coordinate their plans for the disposition of such production in such a manner that the instructions to be provided to the Operator with respect to such production shall be consistent For so long as the Operator continues to be a non-taking party, it shall advise the other parties periodically when and how it proposes to take in kind and separately dispose of its share of production pursuant to Clause 601. If the Operator commences to take its share of production in kind and separately dispose of the same, the Operator thereupon shall have the right to sell a non-taking party's share of production pursuant to Clause 601 following the termination of any contract entered into on behalf of such non-taking party in accordance with Clauses 602 and 603.

604 MARKETING FEE - To the extent that a party fails to take in kind and dispose of all or a portion of its share of production end such production is disposed of either by the Operator pursuant to paragraph 602(a)( or (ii) or by another Joint-Operator pursuant to Clause 603, other than by way of e transaction described in paragraph 602(a)(iii), the party so marketing such production shell be entitled to charge the non-taking party the marketing fee in ALTERNATE - below (Specify A or B), namely:

ALTERNATE - A:

The party so marketing such production on behalf of a non-taking party may charge that party a marketing fee equal to 2.5% of the sate price of such production, calculated at the wellheed.

- OR -

ALTERNATE - B:

The party so marketing such production on behalf of a non-taking party may charge that party a marketing fee which is either a percentage of the sale price of such production, calculated at the wellheed, or a specified fee, being (specify one option for each ham):

(a) in the case of petroleum, % or $  /m3;

(b) in the case of natural gas, % or $  /103m3;

(c) in the case of natural gas liquids and substances other than petroleum and natural gas (but not including sulphur)  % or $ fm3; end

(d) in the case of sulphur,  % or $

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CAPL- 1990

605 PAYMENT OF LESSOR'S ROYALTY - Each party shall pay or cause to be paid the Lessor's royalty end all other payments required pursuant to the title documents which are attributable to its proportionate share of the production of petroleum substances hereunder. However, the party disposing of a non-taking party's share of production pursuant to Clause 602 or 603 may pay the royalty attributable to that share of petroleum substances directly to the Lessor on behalf of the non-taking party, in which case the amount so paid shell be deducted from amounts owing to the non-taking party pursuant to Clause 606.

606 DISTRIBUTION OF PROCEEDS -. Subject to the foregoing provisions of this Article, a party that disposes of another party's share of production pursuant to Clause 602 or 603 shall forthwith pay the proceeds of such sale, less all direct processing and transportation expanses pertaining to such production (if known at such time) and any applicable marketing fee prescribed by Clause 604, to the party on whose behalf such production was sold, and shall include with such payment a statement showing the manner in which the amount was calculated, If the disposing party does not pay such amount within tan (10) days following its receipt or, if not previously deducted from the proceeds of such sale hereunder, the non-taking party does not pay the direct processing and transportation expenses applicable to such production within thirty (30) days of being invoiced therefor by the disposing party, the provisions of Subclause 505(b) shall apply, mutatis mutandis, between the non-taking party and the disposing party with respect to such outstanding amounts. Proceeds of sale of a party's share of production pursuant to Clause 602 or 603 and the applicable marketing fee prescribed by Clause 604 shall be determined by reference to the volume of production taken by each party in a month.

  607 AUDIT BY NON-TAKING PARTY - To the extant only that a party sails all or a portion of the share of production of a party which does not take in kind and separately dispose of the same hereunder, the audit provisions of the Accounting Procedure shall apply, mutatis mutandis, with respect to such sale between the party who sold such production and the party on whose behalf such production was sold, provided that the party who sold such production shall not be required to provide the auditors with access to any contract described in paragraph 602(a)(i).

608 DISPOSING PARTY TO BE INDEMNIFIED - In the event a party does not take in kind and separately dispose of its share of production and another party disposes of such production on behalf of the non-taking party pursuant to this Article, the non-taking party shall indemnity the disposing party with respect to any injury, toss or damage which the disposing party may suffer with respect to such sale by virtue of defects in the non-taking party's title to such production.

ARTICLE VII

OPERATOR'S DUTIES RE CONDUCTING JOINT OPERATIONS

701 PRE-COMMENCEMENT REQUIREMENTS - If the Operator proposes to conduct a joint operation, the following conditions shall apply:

(a) The Operator shall submit an Authority for Expenditure for such operation to each Joint-Operator for its approval, if required by Clause 301, Such Authority for Expenditure shall be void unless it has been approved by all of the Joint-Operators within forty-five (45) days of being submitted to them by the Operator. The Operator shall promptly advise the Joint-Operators whether such Authority for Expenditure has been approved by all of the Joint-Operators.

(b) An Authority for Expenditure which was approved by the parties shall be void if the operation to which it relates is not commenced within the later of one hundred and twenty (120) days following the data the Authority for Expenditure was submitted to the other parties by the Operator or forty-five (45) days following the anticipated data of commencement specified therein with respect to such operation, as the case may be, provided that in no event shall such operation be commenced later than one hundred and eighty (ISO) days following the submission of such Authority for Expenditure to the parties by the Operator.

(c) Submission or approval of an Authority for Expenditure shall not preclude any party from giving an operation notice under Clause 1002 with respect to the operation proposed in the APE. However, approval of the Authority for Expenditure by all parties before expiration of the response period provided in Clause 1002 with respect to that operation notice shall nullify such operation notice.

(d) If the operation is the drilling of a wall for the joint account, the Operator shall submit to each Joint-Operator at least forty-eight (46) hours prior to the commencement of the well:

(I) written notice of intention to spud such well;

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CAPL- 1990

(ii) a copy of the plan of each well location survey, the application for the well licence and, when available, a copy of the well licence; end

(lit) a copy of the proposed program of drilling, coring, logging, testing and casing the well, and, subject to Article IX, a Joint-Operator shell be deemed to have approved the program, unless it notifies the Operator to the contrary within seven (7) days of receipt of such program.

702 DRILLING INFORMATION AND PRIVILEGES OF JOINT-OPERATORS - During the drilling of a well for the joint account, the Operator shall provide to each Joint-Operator:

(a)  immediate notice of the spud date of the well;

(b)  the surface elevation of the wall;

(c)  daily drilling and geological reports;

(d) access to the Operator's set of samples of the cuttings of formations penetrated and a complete sample description, or, it specifically requested by a Joint-Operator, a complete set of samples of the cuttings of the formations penetrated for its own retention;

(a)  access to all cores taken and copies of any core analysis conducted for the joint account;

(0 Immediate advice of any porous zones with showings of petroleum substances encountered and the proposed tests, if any, to be run on those porous zones;

(g) a reasonable opportunity for each Joint-Operator to have a representative present to witness and observe any tests conducted pursuant to Subclauso (9 of this Clause;

(h)  access to each well, including derrick floor privileges as set forth in Clause 307; and

(I) estimates of current and cumulative costs incurred for the joint account

703 LOGGING AND TESTING INFORMATION TO JOINT-OPERATORS - Upon a well being drilled for the joint account reaching total depth (or during the drilling of the wall, if any such operations are to be conducted prior to the well reaching its projected total depth), the Operator shall:

(a)  fast it in accordance with the approved program;

(b) make such further tests as are warranted in the circumstances, of any porous zones with showings of petroleum substances encountered or indicated by any survey and provide each Joint-Operator with a reasonable opportunity to have a representative present to witness and observe any such tests;

(c) take representative mud samples and drillstem test fluid samples in order to obtain accurate resistivity, mud filtrate and formation water readings and supply each Joint-Operator with the information pertaining thereto in a timely manner;

(d) supply each Joint-Operator, in a timely manner, with copies of the drillstem test and service report on each drillstem test run, including copies of pressure charts; and

(e) run all log surveys agreed upon among the Joint-Operators, supply each Joint-Operator, in a timely manner, with copies of each log so run and provide each Joint-Operator with a reasonable opportunity to have a representative present to witness end observe any such surveys.

704 WELL COMPLETION AND PRODUCTION INFORMATION TO JOINT-OPERATORS - During any completion operation conducted for the joint account, the Operator shall:

(a) complete the wait in accordance with the approved program and supply each Joint-Operator with currant reports on all completion activities which, without restricting the generality of the foregoing, shall include:

(I) a summary of the casing program;

(ii) the location and density of perforations;

(iii) details of formation treatment and stimulation;

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CAPL - 1990

(iv) results of back pressure tests;

(v) daily completion reports; and

(vi) estimates of current and cumulative costs incurred for the joint account; end

(b) promptly provide each Joint-Operator with all relevant information pertaining to any formation tests and production tests conducted on the well and daily advice as to the nature, rate and amount of petroleum substances and other fluids produced from the well.

705 WELL INFORMATION SUBSEQUENT TO COMPLETION - Subsequent to the completion of any well completed for the joint account, the Operator shall supply to each Joint-Operator:

(a)  copies of any directional, temperature, caliper or other well surveys conducted for the joint account;

(b) copies of any petroleum, natural gas, water or other substance analyses made with respect to the well, provided that if the Operator does not make analyses of water and petroleum substances, representative samples of water and petroleum substances (other then natural gas) recovered from each test shell be supplied;

(c)  a complete summary of the drilling and completion of the well;

(d)  written notice of the commencement of production of any of the petroleum substances from the well; and

(e) initial production rates end the nature, kind, and quality of petroleum substances and any other substances produced from the well.

706 DATA SUPPLIED IN ACCORDANCE WITH ESTABLISHED STANDARDS - The Operator shall supply all data to be provided to the Joint-Operators hereunder in accordance with established industry standards.

707 ADDITIONAL TESTING BY LESS THAN ALL JOINT-OPERATORS - After giving written notice to each of the other Joint-Operators of its intention to do so, any Joint-Operator may, at its sole risk end expense (including rig costs), conduct such other or additional tests of its choosing in a well to which it is entitled to have access hereunder, unless the Operator advises such Joint-Operator that, in the Operator's opinion, the hole is not in satisfactory condition for that purpose. Subject always to Article IX and Clauses 1017 and 1801, the Joint-Operator so conducting any such tests shall retain all rights thereto and shall not be required to make the results thereof available to any other Joint-Operator pursuant to this Operating Procedure.

  708 APPLICATION OF ARTICLE VII WHEN OPERATION CONDUCTED BY LESS THAN ALL PARTIES -If an operation hereunder is not conducted for the joint account, the provisions of this Article VII shall apply, mufatis mufandis, among those parties participating therein.

ARTICLE VIII

ENCUMBRANCES

801 RESPONSIBILITY FOR ADDITIONAL ENCUMBRANCES - If the working interest of a party is or becomes encumbered by any royalty, overriding royalty, production payment or other charge of a similar nature, other than the royalties payable to the grantor of the title documents and any charge to be borne for the joint account pursuant to either the Agreement or the agreement of the parties, such party shall be solely responsible for such additional encumbrance. In the event of any surrender, forfeiture or production penalty provided for in this Operating Procedure, such surrendered, forfeited or affected interest shall be freed of any such additional encumbrance caused, suffered or created by or through such party (or its predecessor in interest) at the sole cost and expense of such party, and such party shall indemnity the other parties for any losses they may suffer as a result of the failure of such party to fulfill the obligation to remove such additional encumbrance.

802 EXCEPTION TO CLAUSE 801 - Notwithstanding the preceding Clause (but subject to the provisions of the Agreement), the obligation to remove an additional encumbrance and to indemnity the other parties with respect thereto shall not apply, insofar as such additional encumbrance is created pursuant to the provisions of the Agreement or is specifically acknowledged therein to be a charge applicable to a party's working interest which shall continue to apply to such working interest following the application of the surrender, forfeiture or production penalty provisions hereof to such working interest.

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ARTICLE D(

CASING POINT ELECTION

901 AGREEMENT TO DRILL NOT AUTHORITY TO COMPLETE - Agreement by the parties to drill or deepen a well for the joint account shall not be deemed to include agreement by any Joint-Operator to participate in the setting of production casing, the attempted completion of the wall or any completion program set forth in the Authority for Expenditure submitted pursuant to Subolause 701(a).

902 ELECTION BY JOINT-OPERATORS RE CASING AND COMPLETION -

(a) The Operator shall immediately notify the Joint-Operators when e well being drilled for the joint account has been drilled to the authorized total depth and the logs and tests conducted pursuant to Article VII have been run. The Operator shall also notify the Joint-Operators at such time of the Operator's proposed program for completing the well and forthwith provide an AFE therefor.

(b) Subject to Subclause 1002(c), each Joint-Operator shall have a period of twenty-four (24) hours after both the togs and results of the tests In which it participated and the Operator's proposed completion program respecting the well have been made available to it, to inform the Operator whether it wishes to participate in the setting of production casing and a completion attempt. Failure to reply to the notice from the Operator within such period shall be deemed to be an election by a party to participate in such completion attempt. If a party which elects to participate in the completion attempt fails to object to the Operator's proposed completion program by notice to the Joint-Operators within such period, that party shall be deemed to concur with that program. lithe Operator proposes to alter the proposed completion program materially as e result of a party's objection to the Operator's proposed program, the Operator shall immediately notify all parties, and each party shall have the right for twelve (12) hours following the receipt of such notice to re-elect to participate in such completion attempt. Notwithstanding the foregoing portion of this Subcleuse, if Alternate 903A applies and a party's objection to the Operator's proposed completion program is that such party wishes to limit its participation in such operation to the setting of production casing end the suspension of the well, that party may so limit its participation in such operation. in such event, the cost recovery prescribed by Alternate 903A with respect to such party's limited participation shall apply only to that portion of the costs of such completion attempt not assumed by such party, if one or more of the other parties proceed to conduct such completion attempt at such time.

  (c) If one or more Joint-Operators elect to participate in the completion attempt, the participating parties shall proceed to run production casing and attempt to complete the well for the taking of petroleum substances. If none of the Joint-Operators elect to participate in the completion attempt, the Operator shall abandon the well.

(d) Notwithstanding the foregoing Subcleuses of this Clause and Clause 903, in the event the Operator's proposed program pursuant to this Clause is the setting of production casing in the well end the suspension of the well, so that the well may be re-entered at some unspecified later date for the conduct of an unspecified completion program, the approval of e Joint-Operator to participate in such program shall not constitute the approval of that Joint-Operator to participate in the attempted completion of such wall at such time as it may be conducted, and Clause 1008 shall apply to such subsequent re-entry end completion attempt.

903 LESS THAN ALL PARTIES PARTICIPATE - If one or more, but not all, of the parties elect to set production casing and attempt to complete the well and the well is completed for theteking of petroleum substances in paying quantities, ALTERNATE  below (Specify A or B) shell apply, namely:

ALTERNATE - A:

The setting of production casing and the completion attempt shell be considered an independent operation under the provisions of Article X (including the provisions of Clause 1009 if the well is abandoned before the penalty in Clause 1007 is recovered), as if the independent operation were with respect to a development well or an exploratory well, as the case may be, provided that the drilling costs of the well shall not be considered when calculating the amount recoverable pursuant to paragraph 1007(a) (iv),

- OR -

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CAPL - 1990

ALTERNATE - B:

Each party not participating in the setting of production casing and the completion attempt shall assign to the parties that paid such non-participating party's share of such costs, all of the assignor's interest in the spacing unit of the well, insofar only as it relates to the zone in which the well is so completed, subject to Clause 1015. The assignees shall forthwith pay to the assignors the letter's share of the estimated salvage value of the material and equipment placed in or on the well prior to commencement of the completion attempt.

904 ABANDONMENT OF WELL - If one or more, but not all, of the parties elect to set production casing and attempt to complete the well pursuant to Clause 903 and the participating parties in such completion attempt then propose to abandon the wall within six (B) months of the expiry of the twenty-four (24) hour period provided in Clause 902, they shall so notify the non-participating parties, Such abandonment shall be for the joint account, except that:

(a) the participating parties in the completion attempt shall beer all extra costs of the abandonment incurred by reason of the completion attempt; and

(b) income received by the participating parties from the sate of petroleum substances produced from the well within such six (6) month period and any amounts received from the sale of salvable material and equipment shall firstly be applied to abate costs incurred by those parties in the completion attempt, and the excess, if any, shall be a credit for the joint account.

If the well is not abandoned within such six (B) month period, the participating parties in the setting of production casing and, if applicable, the completion attempt shell be solely responsible for the costs of abandoning the well, subject, if applicable, to the reacquisition of participation in the well by a non-participating party pursuant to Clause 1007 or 1008, as the case may be.

905 PROVISIONS OF ARTICLE X TO APPLY - The provisions of Article X shell apply, mutatis mutandis, to operations conducted pursuant to this Article by one or more, but not all, of the parties, except to the extent that those provisions would conflict with those contained in this Article IX.

ARTICLE X

INDEPENDENT OPERATIONS

tool DEFINITIONS- In this Article, the following words and phrases shall have the following respective meanings, namely:

(e) 'independent operation' means an operation to be conducted hereunder by less than all of the parties. (b) 'non-participating party' means a party which does not participate in an independent operation. (c) *operation notice' means e notice of intention to conduct an independent operation. (d) 'participating party' means a party which participates in an independent operation. (a) 'proposing party' means the party or parties which issue an operation notice. (0 'receiving party' means e party which receives an operation notice.

1002 PROPOSAL OF INDEPENDENT OPERATIONS -

(a) The parties normally shall consult with respect to decisions to be made for the exploration, development end operation of the joint lands. Whether or not such consultation has occurred or has been requested, a party may at any time become a proposing party and give to the other parties an operation notice for an operation on or with respect to the joint lends or the construction or installation of a production facility, including therein or therewith:

(i) the nature of the operation;

(ii) the proposed location of the operation;

(iii) the anticipated time of commencement and estimated duration of the operation;

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CAPL - 1990

(iv) the classification, if applicable: of the operation as a development well or exploratory well and the application of Clause 1010 thereto, if any; and

(v) an Authority for Expenditure, provided that an Authority for Expenditure otherwise submitted hereunder shall not in itself be construed as an operation notice unless it is specifically part of an operation notice served pursuant to this Article X.

(b) A receiving party shall be deemed to have elected not to participate in the operation proposed in an operation notice unless, within thirty (30) days after receipt of such operation notice, that receiving party has given notice to the proposing party that it elects to participate in the operation. However, if the operation notice states that the operation is to be conducted for the purpose of evaluating lands specified therein which either have been offered for public tender by a governmental authority or which it is known will be so offered within sixty (60) days after receipt of the operation notice, such thirty (30) day period shall be reduced to fifteen (15) days, provided that no operation shall be considered as being conducted for such evaluation if none of the lands proposed to be evaluated are within 1.6 kilometres of the location of the proposed well. Notwithstanding the foregoing portion of this Subclause, if the operation notice pertains to a proposed deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion or reworking pursuant to Clause 1008, the drilling or service rig to be used in such operation is then at the location thereof end the operation notice states that such rig is so located, such thirty (30) or fifteen (15) day response period shall be reduced to forty-eight (48) hours, during which period all incremental expenses accruing as a consequence of the issuance of such operation notice, including, without restricting the generality of the foregoing, standby time, shall be for the account of the proposing party end, if conducted, the other participating parties.

  (c) The participating parties shall have the right to participate in the independent operation in the proportions that their respective working interests bear one to the other, and a participating party which does not elect to limit its participation in such operation shall be deemed to have elected to participate to the extant of its working interest, increased by its proportionate share of the unassurned percentage of participation respecting such operation. A proposing party, in the operation notice, and a receiving party, in its response thereto, may elect to participate in the independent operation only to the extent of its working interest or only to the extent of its working interest increased by its proportionate share of the unassumed percentage of participation respecting such operation, with a limitation as to the maximum amount of such increased participation such party is prepared to accept If there remains an unassumed percentage of participation respecting such operation following those elections, the proposing party shell be deemed to have withdrawn the operation notice, unless the participating parties otherwise agree to assume such unassumed percentage of participation within five (5) days of the completion of such process if the response period applicable to the operation notice is greater than forty-eight (48) hours and within twelve (12) hours of the completion of such process if the response period applicable to the operation notice is forty-eight (48) hours or less.

(d) Once the applicable response period prescribed by Subclause (b) above has expired or upon receipt of the responses of all of the receiving parties to the operation notice, whichever first occurs, the proposing party shall forthwith give notice to the parties specifying how the costs, risks end benefits of the operation will be shared hereunder.

  (e) A party may become a proposing party with respect to more than one operation at any given time, and may serve as many operation notices as it so wishes and proceed to conduct operations pursuant thereto. However, no single operation notice shell relate to more than one well, end the receiving parties shell not be required to respond to an operation notice pertaining to e well unless and until each operation notice previously served by that proposing party respecting a well located within 3.2 kilometres of the proposed well has expired, been withdrawn or the operation proposed thereunder has been completed and the information therefrom has been provided to the receiving parties, to the extent required by Clauses 1018 and 1019. If a party serves more than one (1) operation notice at one time, it shall, subject to the foregoing provisions of this Subcleuse, state the order in which the operation notices are deemed to be received by the receiving parties, provided that if it fails to specify the order, the operation notices shell be deemed to be received in accordance with Clause 2201.

1003 TIME FOR COMMENCING THE OPERATION - The proposing party may begin the operation without waiting for the applicable response period prescribed by Clause 1002 to lapse, provided that the proposing party shall not be obligated to supply any information with respect thereto to e receiving party until such time as it elects to participate in such operation. However, the proposing party shall not commence the operation more than ninety (90) days after the operation notice is deemed to be received by the receiving parties, unless the operation is the construction or installation of a production facility, in which case the operation shall not be commenced more then one hundred end fifty (150) days following such receipt In the event the operation is not commenced within the applicable period, such operation notice thereupon shall be void, unless and to the extent that the receiving parties consent to the delay of the commencement of the operation. If the operation notice lapses in such manner, the proposing party may serve a new operation notice for the operation within or after the expiration of such period.

CAPL - 1990

1004 OPERATOR FOR INDEPENDENT OPERATIONS - Notwithstanding anything to the contrary contained in this Operating Procedure, the proposing party shall be the Operator with respect to any operation proposed as an independent operation, unless the parties otherwise agree or the proposing party would be disqualified from serving as Operator pursuant to Subclause 202(a). If the Operator is a participating party, but not the proposing party, with respect to a well proposed as an independent operation, the Operator shell succeed the proposing party as Operator with respect to such operation at the completion of such operation or, if agreed by the proposing party end the Operator, at the completion of a particular phase of the operation.

1005 SEPARATE ELECTION WHERE WELL STATUS DIVIDED -

(a) lithe proposed independent operation is the drilling of awell which would be in part a development well and in part an exploratory well, the proposing party shall identify the respective portions of the well in the operation notice. The proposing party shall also estimate the costs separately for each portion of the well in the operation notice. For the purposes of such allocation of costs, the costs of the development well shall only be those costs which would be anticipated to be incurred lithe well were being drilled and, if applicable, completed as a development well only, and all additional costs anticipated to be incurred as a consequence of the well also being drilled as an exploratory well (including, without restricting the generality of the foregoing, the utilization of any special equipment or casing to enable the well to be drilled to such depth) shell be allocated to that portion of the well which will be an exploratory well.

(b) Each receiving party electing to participate in a wall described in the preceding Subclause shall elect to participate to the extent only that it is a development wall or to the extent that it is both a development well and an exploratory well. However, a party which elects to participate in such well without specifying the extent of its participation shall be deemed to have elected to participate in the entire well.

  (c) lithe participation in the well varies between the wall as a development well and the well as an exploratory wall, the following shall apply:

(i) If the well is capable of producing petroleum substances in paying quantities from at least one (1) zone in each of the development well and the exploratory well portions of the wall and such petroleum substances can be produced simultaneously from all such zones through the well, the Operator for the participating parties in the deepest producing zone shall operate the wall, It shall apportion the operating costs of the well to each zone on an equitable basis, and deliver to the Operator for the participating parties in each productive zone the total share of production from such zone. Each such Operator shall account for such production to the respective participating parties in accordance with Clause 1007, as if a separate operation had been conducted with respect to each producing zone.

(ii) Notwithstanding anything to the contrary contained in paragraph (i) of this Subclause, if the well is capable of producirtg petroleum substances in paying quantities from at least one (1) zone in each of the development well and the exploratory well portions of the well, but such petroleum substances cannot be produced simultaneously from all such zones through the well, the participating parties in the exploratory well portion of the well shall have the pre-emptive right to complete the exploratory wall portion of the well. However, it those participating parties exercise such pre-emptive right, they shall promptly reimburse the participating parties in the development well portion of the well all costs incurred by them in drilling and, if applicable, completing the well as a development well. Thereafter, the well shall be deemed to be a single operation, ab initio, involving the drilling of an exploratory well only and conducted by the participating parties in the exploratory well portion of the well pursuant to thié Article X. However, for the purposes of the application of Clause 1007 between the participating parties in the exploratory well portion of the well and the participating parties in the development well portion of the well, the costs so reimbursed to the latter shall be deemed to be operating costs and included as a charge under paragraph 1007(a)(ii), and the amount prescribed by paragraph 1007(a)(iv) with respect to those parties shall exclude the costs of drilling and, if applicable, completing the well as a development well,

1006 ABANDONMENT OF INDEPENDENT WELL - If an independent operation is the drilling of a well and the well is not capable of production of petroleum substances in paying quantities, the participating parties shall abandon the well in a timely manner.

1007 PENALTY WHERE INDEPENDENT WELL RESULTS IN PRODUCTION - It an independent operation proposed in an operation notice is the drilling of a well, the following shall apply with respect thereto:

(a) if such well is completed for the production of petroleum substances from one or more zones, the

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participating parties shall be entitled to retain possession of the well and all production from such zones through the well until the gross proceeds (calculated at the wellhead) from the sale of such production equals the aggregate of:

(I) one hundred percent (100%) of the Lessor's royalty and any overriding royalties or other encumbrances thereon which otherwise would have been borne for the joint account which are paid with respect to such production, subject to Subclausa 1007(b);

(ii) one hundred percent (100%) of the operating costs applicable to the wall;

(iii) two hundred percent (200%) of the equipping costs of the wall; and

(iv) a multiple of the drilling costs and completion costs of the well as a development well or an exploratory well, as the case may be, being ______% with respect to a development well and % with respect to an exploratory well, provided that if such well was in pert a development well and in part an exploratory well and such well was completed for production only as an exploratory wall, all of the drilling costs and completion costs of such wall shall be deemed to have been incurred solely with respect to an exploratory wall, except that, subject to paragraph 1005(c)(iO, the costs of drilling and, if applicable, attempting to complete the wall as a development wall shall be excluded for the purposes only of determining the amount prescribed by this paragraph with respect to a party which was only a participating party with respect to the development well portion of the well.

The Operator for the participating parties shall notify the non-participating parties upon recovery of the proceeds prescribed by paragraphs (1) to (iv) of this Subolause not later than thirty (30) days following such recovery. Subject to Subclause 1021(b), each non-participating party shall have thirty (30) days following receipt of such notice within which to elect to accept or refuse participation In the well, the applicable zones and the production therefrom, provided that failure of a non-participating party to make an election within such period shall be deemed to be an election to accept such participation to the extant of its working interest in the spacing unit of the well. Subject to Clause 1015, ifs non-participating party refuses participation as above provided, it shall be deemed to have forfeited its right of participation in and to the well and to the spacing unit of the wall, insofar only as it relates to the applicable zones and the production therefrom, to the participating parties therein. If a non-participating party elects to accept participation in the well, the applicable zones and the production therefrom as above provided, its participation shall be equal to its working interest, and shall be affective as of the time when the gross proceeds of production from the wall equalled the aggregate of the amounts prescribed by paragraphs (I), (ii), (iii) and (iv) of this Subclause, whereupon the accounts of the parties shall be adjusted accordingly. Thereafter, the well shall be held for the account of the parties then participating therein, and shall be operated by the Operator if ills one of the parties so participating, or an Operator appointed pursuant to Clause 1004 if the Operator has elected to forfeit its interest in the wall.

  (b) Notwithstanding the preceding Subclausa, in the event the working interest of one or more of the parties is encumbered by an encumbrance not borne for the joint account which falls within the exception in Clause 502, the following shall apply to such additional encumbrance for the purposes of the calculation in Paragraph 1007(afli):

(i) if a participating party's working interest is encumbered by such an additional encumbrance, amounts paid by that participating party with respect to the application of such additional encumbrance to the production from the relevant well shall not be included in paragraph 1007(a)(i), subject to paragraph (ii) of this Subclauae; and

(ii) if a non-participating party's working Interest is encumbered by such an additional encumbrance, the participating parties shall make the required payments with respect to the application of such additional encumbrance to the production from the relevant well. As between only that nonparticipating party and those participating parties receiving the assignment of the production attributable to that non-participating party's working interest pursuant to this Clause, one hundred and fifty percent (150%) of the amounts so paid on behalf of that non-participating party shall be included in paragraph (a)Q).

(c) Throughout the period that the participating parties are retaining production from swell pursuant to Subclause

(a) of this Clause, the proceeds from such production shall be applied on a currant basis and in order, to paragraphs (i), (ii), {iii) and (iv) of that Subctauaa.

(d) If any cash contributions are received by the participating parties pursuant to Clause 1802 with respect to the release of information respecting a well drilled as an independent operation, the contribution shall be credited to paragraph (a) (iv) of this Clause to reduce the cost thereof for the calculation of the penalty relating thereto.

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(e) Notwithstanding anything to the contrary contained in this Article, no cash payments, incentives, grants, credits, waivers, exemptions, abatements or other benefits received by (or available to) the participating parties pursuant to the Regulations with respect to an independent operation shall be taken into account when calculating any of the items set forth in paragraphs (a)Q) to (iv) inclusive of this Clause, provided that this Subclause shall not entitle the participating parties to include in the amounts to be recovered under paragraph 1007(a)(i) any amount which is not paid by the participating parties.

1008 INDEPENDENT DEEPENING, PLUGGING BACK, WHIPSTOCKING, RE-ENTRY AND COMPLETION, RECOMPLETION, REWORKING OR EQUIPPING -

(a) No operation notice for a deepening, plugging back, whipstocking, recompletion or reworking operation may be given with respect to a well producing or capable of producing petroleum substances in paying quantities. No operation notice may be given for a deepening of a well below its authorized total depth if one or more parties propose to attempt to complete the well at or above that depth pursuant to Article IX, unless and until either those partied no longer propose to attempt such completion or such completion has been conducted without resulting in the production of petroleum substances in paying quantities.

(b) A non-participating party with respect to e wall may not propose any operation in the well unless and until (and only to the extent that) it has regained the right to share in production from the well.

  (c) If an independent operation is e deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion, reworking or equipping operation which results in the production of petroleum substances in paying quantities from one or more zones, the provisions of Subclauses 1007 (a), (b), (c), (d) and (a) shall apply, mutstis mutandis, to such formations, the production therefrom, the operation and the recovery of costs of the operation (including the penalty provided therein), to the extent that such operation and production relates to the well as a development well or an exploratory well, as the case may be.

(d) If an independent operation is a deepening, plugging back, whipstocking, re-entry and completion of a suspended well, recompletion, reworking or equipping operation and within six (6) months of receipt of the operation notice by the receiving parties, the participating parties elect to terminate the operation or propose to abandon the well, they shall so notify the non-participating parties. Effective as of the date of issuance of that notice, the participating parties shall be deemed to have returned the well and the zones to the parties that held participating interests therein at the time such operation was proposed, end all further operations with respect thereto, including abandonment, shall, subject to Clause 904, be deemed to be proposed for the account of the parties then holding participating interests therein, except that:

(i) the salvable materials and equipment placed in and on the well by the participating parties shall be salvaged by and for the account of the participating parties; and

(ii) the participating parties shall bear all extra costs of abandonment incurred by reason of the operation.

If the participating parties do not propose termination of the operation or abandonment of the well within such six (6) month period, they shall forthwith thereafter pay to each non-participating party, its proportionate share of the net salvage value of the materials and equipment located in and on the well at the time the operation notice was received by the non-participating parties. The amounts so paid to those non-participating parties shall be deemed to be operating costs and included as a charge under paragraph 1007(a)(ii). Thereafter, a non-participating party shall have no legal responsibility with respect to the well, including the abandonment thereof, unless and until (and only to the extent that) it has resumed participation in the well and the production therefrom,

1009 WHERE WELL ABANDONED BEFORE PENALTY RECOVERED -

(a) If an independent operation is the drilling of a well and the well is to be abandoned before the gross proceeds of production therefrom equal the aggregate of the amounts prescribed by paragraphs 1007(s)(i) to (iv) inclusive, the participating parties shall abandon the well, record as a credit to the well the net salvage value of the materials and equipment recoverable from the well, as if such amount were proceeds from production, and report that credit in the monthly statement provided for in Clause 1013. If the gross proceeds from production from the well then exceed the aggregate of paragraphs 1007(a)Q) to (iv) inclusive, the excess amount shall be a credit for the joint account.

(b) Subject to Subclause (d) of Clause 1008, if an independent operation is the deepening, plugging back, whipstocking, re-entry and completion, recomptetion, reworking or equipping of a well pursuant to Clause 1008 end the well is to be abandoned before the gross proceeds of production received therefrom by the participating parties after commencement of the operation equal the aggregate of the costs and penalties to be recovered by the participating parties pursuant to Subclause 1008(c), the participating parties shall abandon the well, record as a credit

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to the well the net salvage value of the materials end equipment recoverable from the well, as if such amount were proceeds from production, and report that credit in the monthly statement provided for in Clause 1013. If the gross proceeds of production from the well then exceed the aggregate of the amounts chargeable to the well pursuant to Clause 1008, the excess amount shall be a credit for the joint account

1010 EXCEPTION TO CLAUSE 1007 WHERE WELL PRESERVES TITLE -

(a) In this Clause, the following terms shell have the meanings hereby assigned to them, namely:

(i) 'common preserved lends' means that portion of the preserved lands with respect to which a subsequent title preserving well would have been a title preserving well had the title preserving well not been drilled, completed or recompleted.

(ii) 'preserved lands' means any joint lands which would have been forfeited pursuant to a particular title document had a title preserving well not been drilled, completed or recompteted at the time and in the manner prescribed herein, subject to the designation of preserved lands pursuant to Subclause 309(d).

(iii) 'subsequent title preserving well' means a well which is drilled, completed or recompteted hereunder at such time and in such manner that such well would have been a title preserving well with respect to all or a portion of the preserved lands had the title preserving well not been drilled, completed or recompteted.

(iv) 'title preserving well' means a well which is drilled, completed or recompleted hereunder, where the failure to conduct such operation would result in the forfeiture of all or a portion of the joint lands contained in a title document and such operation is to be commenced not earlier than days prior to the date such forfeiture would occur pursuant to such title document

  (b) Notwithstanding Clauses 903, 1007 end 1005, a non-participating party with respect to a title preserving well shall forfeit:

(i) upon completion of such operation, one hundred percent (100%) of its working interest in such well and the spacing unit for such well to the participating parties in the title preserving wall, insofar only as such spacing unit pertains to the preserved lands; and

(ii) at the date the preserved lands otherwise would have been forfeited pursuant to the relevant title document, one hundred percent (100%) of its remaining working interest in the balance of the applicable preserved lands to the participating parties in the title preserving well, subject to Subcleuses (c) and (d) of this Clause.

(c) The following shall apply with respect to a subsequent title preserving well:

(i) a non-participating party with respect to the title preserving well which participates in the subsequent title preserving well shall not forfeit its working interest in any common preserved lands pursuant to paragraph (b)(ii) of this Clause;

(ii) a non-participating party with respect to the title preserving well which is also a non-participating party with respect to the subsequent title preserving wall shall, if the subsequent title preserving well is located on a spacing unit of preserved lands, forfeit one hundred percent (100%) of its working interest in the subsequent title preserving well and the common preserved lands included in the spacing unit for such well to the participating parties in the subsequent title preserving well, rather than to the participating parties in such title preserving well pursuant to paragraph (b)(ii) or Subclausa (d) of this Clause; and

(iii) a participating party in the title preserving well which is a non-participating party with respect to the subsequent title preserving well shall be subject to the production penalty prescribed by Clause 903, 1007 or 1008 with respect to the subsequent title preserving well and the spacing unit for such well, provided that if the subsequent title preserving well preserves lands in addition to those preserved by the title preserving well, that party shall be subject to the forfeiture of one hundred percent (100%) of its working interest in such additional preserved tends pursuant to paragraph (b)(ii) of this Clause.

(d) Subject at all times to paragraphs (b)(i), (c)(i) and (c)(ii) of this Clause, the working interest to be forfeited by a party in any common preserved lands shall be allocated equally to the title preserving well and the applicable

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subsequent title preserving well, to be then apportioned among the respective participating parties pursuant to Clause 1016.

(e) In the event of a dispute as to the classification of e well as a title preserving well or the determination of either the preserved lands or the common preserved lands, a party may, by notice to the other parties, refer the matter to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the joint lends are situated not later than forty-five (45) days after the date at which the preserved lands otherwise would have been forfeited pursuant to the applicable title document The parties to such dispute thereupon shall diligently attempt to complete such arbitration in a timely manner.

1011 INDEPENDENT GEOLOGICAL OR GEOPHYSICAL OPERATION - Nothing in this Operating Procedure shall be interpreted to preclude a party from conducting a geological or geophysical operation on or with respect to the joint lands for its own account, provided that such operation shall not interfere with other joint operations. The parties not participating in such operation shall not be entitled to any information or data with respect thereto, unless such operation was the subject of an operation notice. In such event, any non-participating party may, prior to the end of the calendar year following the calendar year in which such operation was completed, pay to the participating parties two hundred percent (200%) of what its share of the coat of such operation would have been had the operation been conducted for the joint account If a nonparticipating party makes that payment, it shall be entitled to a copy of all basic data obtained from the operation for its own use, but it shall not obtain any trading rights respecting that data or any interpretations of such data made by or for the participating parties, or any of them. The types and formats of data supplied to a non-participating party hereunder shell be consistent with established industry practice in data sales.

  1012 USE OF BATTERY AND OTHER EQUIPMENT FOR INDEPENDENT WELL - To the extent that capacity is available with respect to production facilities operated for the joint account, the participating parties in an independent operation shall be permitted to make use of and to share them in the same manner as if the operation had been conducted for the joint account, provided that a reasonable allocation of operating costs is made with respect to such sharing of such production facilities. However, to the extant that such production facilities are not adequate to accommodate both the independent operation and wells operated for the joint account, the latter shall have priority with respect to the utilization of such production facilities.

1013 ACCOUNTS AND AUDIT DURING PENALTY RECOVERY -

(a) Subject to Clauses 305 and 1015, the Operator for an independent operation shall supply all parties with a monthly statement showing the status of the recovery of costs and penalties pursuant to this Article during the period of recovery of such costs and penalties. The provisions of the Accounting Procedure relating to the audit of accounts shall apply, mutatis mutandis, to the audit of accounts with respect to such recovery of costs and penalties by the participating parties.

(b) if it is determined that the recovery of the costs and penalties prescribed by this Article with respect to an independent operation has occurred and that the participating parties either have not issued the non-participating parties notice of such recovery or have issued the notice to the non-participating parties later than thirty (30) days following such recovery, each non-participating party shall have the right to elect, within thirty (30) days following receipt of such notice or the discovery by it that such notice had not been issued, to obtain participation in such operation in the manner provided in this Article, effective as of the date of such recovery. The accounts of the parties shall retroactively be adjusted accordingly if one or more of the non-participating parties elect to obtain participation in the well. If a non-participating party retroactively obtains participation in such operation and amounts are owing to the non-participating party as a result of such election, the non-participating party may charge the participating parties which assumed its share of coats of such operation interest on the amount so owing on the same basis as is provided in paragraph 505(b)(i).

1014 PARTICIPANT'S RIGHTS AND DUTIES RE INDEPENDENT OPERATIONS - Subject to the provisions of this Article,

the provisions of this Operating Procedure relating to the rights, duties and obligations of the Operator and the Joint-Operators (including the provisions of Article IX) shall apply, mutatis mutandis, among the participating parties with respect to the conduct of the independent operation and, if applicable, to the operation of any well during the prescribed recovery of costs and penalties with respect thereto,

1015 REVERSION OF ZONE UPON ABANDONMENT - If a geological zone or the right to production therefrom was (or is to be) assigned to the participating parties by the non-participating parties as a result of an independent operation respecting a well and such well is subsequently abandoned in such zone, each non-participating party shall reacquire the interest so assigned (or to be assigned) by it with respect to such zone, effective at the completion of such abandonment, provided that in no event shall the non-participating parties assume any responsibility for the costs or risks associated with such abandonment. However, nothing in this Clause shall apply to any assignment of a working interest by a nonparticipating party pursuant to Clause 1010,

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1016 BENEFITS AND BURDENS TO BE SHARED - Any resultant assignment of production or forfeiture of any interest in the joint lends by a non-participating party pursuant to this Article shall be allocated among the participating parties in the proportions in which those parties have borne that share of the cost of the independent operation which would have been applicable to the non-participating party had the operation been conducted for the joint account. Except as provided in the preceding sentence, the benefits and burdens relating to an independent operation shall be shared by the participating parties in the proportions of their participating interests therein.

1017 INDEMNIFICATION OF NON-PARTICIPATING PARTIES-The participating parties in an independent operation shall:

(a) be liable to the non-participating parties with respect thereto for any losses, costs, damages and expenses whatsoever (whether contractual or tortious) which those non-participating parties suffer, sustain, pay or incur; and

(b) in addition, indemnify and hold harmless those non-participating parties and their Affiliates, directors, officers, servants, consultants, agents and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages end expenses whatsoever which may be brought against or suffered by those nonparticipating parties, their Affiliates, directors, officers, servants, consultants, agents and employees or which they may sustain, pay or incur;

insofar as they are a direct result of or directly attributable to any act or omission (whether negligent or otherwise) of the participating parties or their Affiliates, directors, officers, servants, consultants, agents, employees, independent contractors, licencees or invitees with respect to such independent operation.

1018 NON-PARTICIPATING PARTY DENIED INFORMATION - If an independent operation is the drilling of a well or is conducted on a well which has been drilled, the following shall apply with respect thereto:

  (a) if the independent operation is the drilling of e well, a non-participating party shell not be entitled to access to the wellsite or any information with respect to the well, including monthly statements end audit privileges as provided in Clause 1013, until the earlier of the date it becomes a participating party or ninety (90) days after the date of the release of the drilling rig used to drill the well; or

(b) if the independent operation is conducted on a well which has been drilled, a non-participating party shall not be entitled to access to the wellsite or any information with respect such operation, including monthly statements and audit privileges as provided in Clause 1013, until the earlier of the date it becomes a participating party or one hundred end twenty (120) days after the date the operation notice is deemed to be received by it.

Once a non-participating party is entitled to access to the welisite end such information, such party shall be provided with the rights and information to which it is entitled in a timely manner. However, if a non-participating party is required to make an assignment of such well pursuant to Clause tOlD with respect to such independent operation, such party shall not be entitled to access to the welisite or any information with respect to the well pursuant to this Operating Procedure at any time,

1019 NO JOINT OPERATIONS UNTIL INFORMATION RELEASED - If the participating parties are temporarily withholding well information from a non-participating party pursuant to Clause 1018, no participating party shall propose or conduct any operation pertaining to a well on the joint lands within 3.2 kilometres of such well (except regular production and maintenance operations on producing wells) until it has released such information to the non-participating party.

1020 POOLING OR UNITIZATION PRIOR TO RECOVERY - if an independent operation is the drilling of a well (or is conducted with respect to a well which has been drilled) to which the forfeiture in Clause 1010 does not apply, the participating parties may include the well and its spacing unit in a pooling agreement or unit with the consent of the nonparticipating parties, which consent shell not be unreasonably withheld. If the well and the spacing unit are included in a pooling agreement or unit, the participating parties shell retain the production allocated to the spacing unit until they have recovered all costs and penalties to which they are entitled pursuant to this Article X. The credits end debits accruing to the participating parties under e pooling or unit agreement with respect to any adjustment of investment for well costs paid and equipment supplied by them shell be allocated to the payout account of the well by the participating parties in accordance with the principles in Clauses 1007 and 1008, and shell be recorded in the monthly statement referred to in Clause 1013.

1021 NON-PARTICIPATION IN INSTALLATION OF PRODUCTION FACILITY - The parties normally shall consult with respect to the construction, acquisition or installation of production facilities and attempt to negotiate either an individual agreement respecting the construction, acquisition or installation of a production facility or the fee to be charged to a party which wishes to utilize such production facility, but does not wish to participate in such construction, acquisition or installation. Whether or not such consultation has occurred or been requested, a party may at any time become a proposing party and give to the other parties an operation notice respecting e production facility.

A party which receives an operation notice respecting the construction, acquisition or installation of a production facility shall,

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CAPL- ioo

pursuant to Clause 1002, elect to participate in such proposed operation; not to participate in such operation, but to take in kind, before the inlet of such proposed production facility, its share of any petroleum substances which would otherwise utilize such production facility for production, processing, treatment, storage or transmission; or not to participate in such operation and to incur a penalty with respect to such operation on the basis provided in this Clause. Failure of a party to make an election with respect to such operation notice within the period prescribed by Clause 1002 shall be deemed to be an election by such party not to participate in such operation and to take in kind, before the inlet of such proposed production facility, its share of any petroleum substances which would otherwise utilize such production facility.

If a production facility is constructed, acquired or installed as an independent operation, the following shall apply between the participating parties end those non-participating parties which did not elect to take in kind, before the inlet of such production facility, their shore of petroleum substances which otherwise would utilize such production facility:

(e) If the wells on the joint lends to which such operation pertains are held for the joint account, the participating parties shall be entitled to retain possession of the production facility and all production from such wells which would utilize such production facility (and a non-participating party's shore of any other hydrocarbon substances as that party end the participating parties may otherwise agree), excluding any such production owned or attributable to any party which has elected not to participate in such operation, but to take in kind such share of such production at the inlet of such production facility, until the gross proceeds (calculated at the wellhead) from the sale of such production equals the aggregate of:

  (i) one hundred percent (100%) of the Lessor's royalty and any overriding royalties or other encumbrances thereon which otherwise would have been borne for the joint account which are paid with respect to such production, subject to Subcleuse (c) of this Clause;

(ii) one hundred percent (100%) of the operating costs incurred with respect to such production facility end its utilization for the production, processing, treatment, storage or transmission of petroleum substances; and

(iii) two hundred percent (200%) of the cost of the acquisition, construction and installation of such production facility.

The Operator for the participating parties shell notify those non-participating parties subject to the penalty upon recovery of the proceeds prescribed by paragraphs (i), (H) and (iii) of this $ubclause (a), not later then thirty (30) days following such recovery. Each such non-participating party shall have thirty (30) days following receipt of such notice within which to elect to accept or refuse participation in the production facility, provided that failure of such e non-participating party to make an election within such period shall be deemed to be an election to accept participation in such production facility. If such a non-participating party refuses participation as above provided, it thereby shell be deemed to have forfeited its right of participation in end to the production facility, end may thereafter only use such production facility with respect to its share of production from the joint lends for such fee as may be agreed from time to time with the parties which own such production facility, end failing agreement, in accordance with Subcteuse (d) of this Clause. If such e non-participating party elects to accept participation in the production facility, its participation in the production facility shall be equal to its working interest, and shelf be effective as of the time the proceeds prescribed by paragraphs (i), (ii) and (iii) above have been recovered, whereupon the accounts of the participating parties and those non-participating parties so acquiring an interest in the production facility shall be adjusted accordingly. Thereafter, the production facility shall be held for the account of the parties participating therein, and shell be operated under the provisions of this Operating Procedure by the Operator if if is one of the parties so participating or by an Operator appointed pursuant to Clause 1004 if the Operator does not have a working interest in the production facility.

(b) Insofar as Clause 1007 applies to a well to which such operation pertains prior to the recovery of the amounts prescribed by Subclause 1007(a), Subclause (a) of this Clause shell apply immediately following the recovery of the amounts prescribed by Subclause 1007(e), such that a non-participating party with respect to the well may not resume participation in such well until the recovery of the additional amounts prescribed by Subclause (a) of this Clause.

(c) Except to the extent modified in this Clause, Subclauses 1007(b), (c), (d) end (e) shall apply, mutatis mutendis, to this Clause.

(d} To the extent that a party which elected to take in kind, before the inlet of such production facility, its share of petroleum substances which would otherwise utilize such production facility, does not take such petroleum substances in kind, the parties owning such production facility may, on behalf of such party, produce, process, treat, store or transmit that share of petroleum substances so delivered to such production facility. In such event (but subject always to any individual agreement negotiated by the parties owning such production facility and such other party respecting the utilization of such production facility), the parties owning such production facility shall, in addition

CAPL - 1990

to any marketing fee applicable pursuant to Article VI, be entitled to charge such other party a fee sufficient to cover the cost of producing, processing, treating, storing or transmitting, as the case may be, such other party's share of petroleum substances so utilizing such production facility, which fee shall also include a reasonable rate of return on capital investment in accordance with the principles in Clause 1404.

1022 NON-PARTICIPATION IN EXPANSION OF PRODUCTION FACILITY - Subject to Clause 1408, the provisions of Clause 1021 shall apply, mutatis mutandis, to an expansion of or an addition to an existing production facility, except that:

(a) Participation in such operation shall be limited to those parties holding a working interest in such production facility at the time such operation is proposed;

(b) A party holding a working interest in a production facility which receives an operation notice respecting such operation shall elect either to participate in such operation or to be subject to the recovery of the costs associated with such operation on the basis provided in Subclause 1021(a);

(c) A party holding a working interest in e production facility which is a non-participating party with respect to such operation shall acquire its working interest in the portion of the production facility resulting from such operation following the recovery of costs prescribed in Clause 1021; and

(d) If such operation is to be conducted prior to the recovery of costs prescribed by Subclsuse 1021 (a) with respect to the construction or installation of such production facility, the costs of such operation shall be added to the costs to be recovered pursuant to that Subcleuse with respect to those non-participating parties subject to such cost recovery, provided that the proceeds of production to be applied against such costs shall be applied firstly to the penalty prescribed by Clause 1021 with respect to the construction, acquisition or installation of such production facility.

  ARTICLE )G

SURRENDER AND QUIT CLAIM OF JOINT LANDS

1101 INITIATION OF SURRENDER PROPOSAL AND QUIT CLAIM OF INTERESTS -

(a) Not later than sixty (60) days before a rental date or other obligation date with respect to the joint lands effected (except an obligation to pay royalty or a drilling obligation not being enforced under the title documents), a party who proposes that some or all of the joint tends be surrendered to the grantor under the applicable title documents shall give notice to such effect to the other parties, subject to Subcleuse (b) of this Clause, Not later than thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents included in the surrender notice, the parties receiving the notice shall each give notice to all other parties stating whether or not they wish to join in the proposed surrender. Failure to respond to such notice shall be deemed to be an election not to join in the surrender. Any party giving notice of the proposed surrender or giving notice of its intention to join in the proposed surrender may, by notice to the other parties, revoke its notice of intention to surrender at any time up to, but not later than, thirty (30) days before the next ensuing rental date or other obligation date under the respective title documents.

(b) Notwithstanding the preceding Subclause, the joint lands proposed for surrender must be of such dimensions that the grantor of the title documents to which such tends are subject would be obligated to accept the surrender pursuant to the title documents, and a party may not propose the surrender of a portion of the joint lands while an obligation exists with respect to such lands which cannot be avoided by the surrender or quit claim of those lands to the grantor of the title documents to which they are subject

1102 SURRENDER BY ALL PARTIES-Subject always to the provisions of Articles IX and X, if all parties join in a surrender under Clause 1101, the Operator shell proceed forthwith to salvage for the joint account all salvable material, equipment upon the lends to be surrendered, end, if applicable, any production facilities serving solely wells located upon the lands to be surrendered. The parties shell promptly execute and deliver to the Operator all documents necessary to effect the surrender, which documentation shell be prepared by the Operator. The Operator shell thereafter deliver all such documents to the grantor of the applicable title documents in order to effect the surrender property.

1103 SURRENDER BY LESS THAN ALL PARTIES - if less then all parties join in the surrender, the parties not joining in the surrender shall (unless the Operator is one of them) promptly appoint an Operator pro tam for the parties retaining the applicable lends end interests. Such Operator shall be responsible for taking the necessary steps to ensure payment of rentals or the meeting of any other obligation to maintain such lands end interests in good standing for the benefit of the retaining parties.

CAPL- 1990

1104 ASSIGNMENT OF SURRENDERED INTEREST -

(a) Effective as of 2400 hours on the day before the rental or other obligation referred to in Clause 1101 is required to be paid or met with respect to e title document included in the surrender notice, the parties which elected to surrender shall assign all of their interest in the joint lands end interests which were the subject of the proposed surrender notice to the retaining parties, in proportion to the retaining parties' working interests in the joint lands or in such proportions as the retaining parties may otherwise agree. Within thirty (30) days after receipt of the assignment, the parties shall determine, in accordance with the Accounting Procedure, the assignors' pre-surrender working interest share of the net salvage value of the recoverable material and equipment on the lands so assigned less the assignors' pre-surrender working interest share of the estimated cost of abandoning each well on the lands so assigned. The accounts of the parties shall be adjusted accordingly within thirty (30) days of such determination, and the provisions of Subclause 505(b) shell apply, mutatis mutandis, in the event the parties have not adjusted their accounts by such time,

(b) Upon the assignment described in the preceding Subclause, a party which so assigned its interest with respect to the applicable portion of the joint lands shell be released from all obligations thereafter accruing with respect to such lands, Such release shell not apply to any obligation which had accrued, and any environmental damage which had occurred, with respect to those lands or production facilities prior to such assignment, provided that such obligation shall not extend to the obligation to abandon any well on such lands.

  1105 RETAINING PARTIES TO MEET OBLIGATIONS - In accepting the interests of the surrendering parties, the retaining parties shell be deemed to have covenanted to satisfy the obligation which prompted the surrender proposal if: (i) the obligation could have been avoided had all parties joined in the proposed surrender; and (ii) failure to satisfy the obligation would prejudice the title of the parties in any other portion of the joint lands. However, this covenant shall not require the retaining parties to conduct any operation on or with respect to such surrendered lends in order to maintain them in good standing.

1106 FAILURE TO SURRENDER AS AGREED-Where all of the parties have agreed to effect surrender pursuant to this Article (and whether or not some or all of them have taken any action by way of release or assignment pursuant to an intention to join in the surrender), the lends and interests which are the subject of the surrender notice shall be deemed to be held for the joint account until the surrender has been irrevocably effected, including the termination of any right to reinstate any title document, so that all of the parties shall receive or have the right to participate in any benefits which might accrue during the period before the surrender is irrevocably effected. If, however, any party to whom any interest is conveyed or released for the purpose of effecting the surrender does not duly proceed with the surrender and thereby causes any further obligation to arise, that party shell be solely responsible for meeting the obligation and shall indemnify the other parties for any losses they may suffer with respect thereto.

ARTICLE Xli

ABANDONMENT OF WELLS

1201 PROCEDURE FOR ABANDONMENT - If a party proposes to abandon a well on the joint lends (except at casing point, when Article IX shell apply), it shell give notice of the proposed abandonment to the other parties. Within thirty (30) days of receipt of the notice, each of the other parties shall elect, by notice to the other parties, whether it wishes to take over the well, Failure by a party to respond to such notice shall be deemed to an election by that party to take over, or participate in the takeover, of the well. Subject to Clauses 1015 end 1202, the parties taking over the well shall be entitled to an assignment, without consideration or warranty, of the abandoning parties' working interests in the well end in the spacing unit of the well, insofar as it relates to the producing zone of the well. All such assignments shell be proportionate to the nonabandoning parties' respective working interests each to the other prior to any such takeover or assignment, unless the nonabandoning parties agree to a different allocation of the assigned working interests. If all parties elect to join in the abandonment, the well shall be abandoned for the joint account

1202 ASSIGNMENT OF EQUIPMENT AND SURFACE RIGHTS -. If less than all parties elect to abandon a well under Clause 1201, the abandoning parties shall, without warranty, promptly transfer to the other parties the materials and equipment serving solely the well. Within thirty (30) days of such transfer, the parties shall determine, in accordance with the Accounting Procedure, the abandoning parties' working interest share of the net salvage value of such materials and equipment, less the abandoning parties' working interest share of the estimated cost of abandoning the well. The accounts of the parties shall be adjusted accordingly within thirty (30) days of such determination, and the provisions of Subctause 505(b) shall apply, mutatis mutandis, in the event the parties have not adjusted their accounts by such time. The abandoning parties shall also transfer to the other parties, without warranty or consideration, the surface rights appurtenant to the well. The parties receiving the assignment thereupon shall be responsible for all obligations accruing with respect to such well following such takeover, subject to Clause 1203.

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1203 REVERSION OF ZONES UPON SUBSEQUENT ABANDONMENT - If the parties that took over a wall subsequently cease to maintain the wall as e producer of petroleum substances from a zone which was assigned to them pursuant to Clause 1202, each of those parties shall re-assign to the applicable assignor all of the interest assigned to it by the assignor in that zone, Such interest thereupon shall be vested again in the assignor and included in the joint lands. However, nothing in this Clause shell be construed to affect the ownership of the well and the materials and equipment appurtenant thereto, as determined pursuant to Clauses 1201 and 1202, and the responsibility for the abandonment of the well, which shall be retained by the parties that took over the well.

ARTICLE xlii

OPERATION OF LANDS SEGREGATED FROM JOINT LANDS

1301 OPERATING PROCEDURE TO APPLY - Where by reason of the operation of any provision hereof any portion of the joint lands ceases to be owned by the parties in the same percentages of interest as their working interests or ceases to be owned by all of the parties, the parties acquiring the different percentages of interest in such lands shall thereafter hold the same as if they are parties to a separate Operating Procedure, the terms of which are identical to the terms hereof, having regard only to the different ownership and percentages of ownership interest in those lands, and such portion of the joint lands shaft cease to be *joint lands' hereunder. The parties holding working interests in the lands which cease to be joint tends under this Clause shall appoint one of them to be the initial Operator under the separate Operating Procedure, in accordance with the provisions of Article tI thereof. This Clause shall apply, mutatis mutandis, to a production facility.

  MThCII XIV

OPERATION OF JOINT PRODUCTION FACILITIES

1401 OWNERSHIP OF PRODUCTION FACILITIES - Subject to Clauses 1021 and 1022, each Joint-Operator owns an undivided interest equal to its working interest in each production facility.

1402 COMMITMENT TO DELIVER - Each Joint-Operator shall, subject to Clauses 1021 and 1022, utilize each production facility to produce, process, treat, store or transmit, as the case may be, its share of the petroleum substances produced from the joint lands.

1403 USE OF PRODUCTION FACILITIES - Each production facility shall be used primarily for the production, processing, treatment, storage or transmission, as the case may be, of petroleum substances produced from the joint tends. If surplus capacity in any production facility is available at any time, any Joint-Operator may use all or a portion of such surplus capacity to produce, process, treat, store or transmit, as the case may be, other hydrocarbon substances which are produced from lands other than the joint lands (in this Article called 'outside substances') and are owned by it, provided that:

(a) such outside substances are at all times and in all ways (including the manner and timing of the production and delivery thereof to such production facility) compatible with the design, nature and operation of such production facility and the petroleum substances produced from the joint lands (including the manner and timing of the production and delivery thereof to such production facility); and

(b) the production, processing, treatment, storage or transmission, as the case may be, of petroleum substances produced from the joint lands shall at all times take precedence respecting the use of such production facility, and to the extent that all or a portion of such surplus capacity is required for such purpose, the delivery of such outside substances shall be curtailed or shall cease, as required.

In the event that there is competition for surplus capacity, such surplus capacity shall be prorated to the Joint-Operators desiring to use the same, based on the percentage that each such Joint-Operator's interest in the production facility to which such surplus capacity relates, bears to the total combined interest in such production facility of all of the Joint-Operators seeking to utilize such surplus capacity. If a Joint-Operator is eligible to use more surplus capacity than such Joint-Operator desires to utilize pursuant to such calculation, such Joint-Operator shall be allocated only the desired capacity, whereupon such capacity shall be subtracted from the total surplus capacity available. The remaining surplus capacity shall then be prorated in such manner to the other Joint-Operators desiring to use the same, until all of the surplus capacity has been allocated.

CAPL- 1990

1404 THIRD PARTY CUSTOM USAGE - A production facility may only be utilized with respect to the production, processing, treatment, storage or transmission of outside substances owned by e third party with the approval of all of the Joint-Operators having an interest in such production facility. Any such arrangement to allow a third party to utilize a production facility shall be entered into by the Operator on behalf of all of the Joint-Operators having an interest in such production facility, on terms and conditions similar to those outlined in Clause 1403. All third party outside substances so produced, processed, treated, stored or transmitted shall be subject to a fee as agreed upon by such Joint-Operators. Such fee shall be composed of:

(a) a capital recovery component, so as to provide the Joint-Operators with a reasonable rate of return on their capital investment; and

(b) an operating cost component, which shell be calculated and assessed in accordance with the provisions of Clause 1405 on the same basis that the Joint-Operators beer and pay operating costs with respect to the applicable production facility.

  The capital recovery component of all fees received from a third party under any such arrangement shall be allocated to and distributed among the Joint-Operators in accordance with their interests in such production facility. The operating cost component of any such fees shall be applied against the operating costs for the production facility.

1405 ALLOCATION OF COSTS - Each Joint-Operator shall reimburse the Operator for a portion of the operating costs incurred with respect to any production facility. This reimbursement shall either be in that proportion which the volume of petroleum substances and outside substances delivered to such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances and outside substances delivered to such production facility or on such other basis as the Operator, with the approval of the parties pursuant to the Accounting Procedure, may determine is appropriate. Notwithstanding the foregoing sentence, to the extent that there is e significant variation in the composition of the various streams of petroleum substances end outside substances being delivered to such production facility, the Operator shall advise the other Joint-Operators, who shall meet with the Operator to attempt to determine an equitable method of allocating the operating costs incurred with respect to such production facility. Subject to Clauses 1021 and 1022, each Joint-Operator having an interest in e production facility shall bear a share of the capital coats subsequently incurred respecting such production facility, equal to its interest in such production facility. Notwithstanding anything to the contrary contained herein, the Operator shall be entitled to deny any outside substances entry into any production facility, if the Operator, in its sole discretion, believes that the cost to process, treat, store or transport such outside substances, as the case may be, would be significantly higher than the average cost to process, treat, store or transport the petroleum substances.

  1406 ALLOCATION OF PRODUCTS - Subject to Clauses 1021 and 1022, each Joint-Operator shall be entitled to and allocated a share of any products produced from the processing or treatment of petroleum substances or outside substances at any production facility, when produced from such production facility, in that proportion which the volume of petroleum substances and outside substances delivered to such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances and outside substances delivered to such production facility. Notwithstanding the foregoing sentence, if there is a significant variation in the composition of the various streams of petroleum substances and outside substances being delivered to such production facility at any time, the Operator shall advise the other Joint-Operators, who shall meet with the Operator to attempt to determine an equitable method of allocating the products produced from such production facility.

1407 ALLOCATION OF LOSSES AND SHRINKAGE - The Operator shell have the right to flare any petroleum substances, outside substances or any product obtained from the processing or treatment thereof, at any time and from time to time, at its sole discretion, in the event of an emergency or operational problem. With respect to any production facility, each Joint-Operator utilizing such production facility shell bear a share of any losses or gains actually incurred with respect to petroleum substances, outside substances or any products obtained from the processing or treatment thereof, due to evaporation, leakage, spills, flaring, handling, measurement or use as facility fuel, in that proportion which the volume of petroleum substances and outside substances delivered to such production facility by or on behalf of such Joint-Operator bears to the total volume of all petroleum substances end outside substances delivered to such production facility. Notwithstanding the foregoing sentence, if the Operator is able to identify the actual owner of any such gain or loss, such owner shall bear such loss or share such gain in proportion to its ownership thereof.

1408 EXPANSION OF PRODUCTION FACILITIES - If any proposed expansion of or addition to a production facility would result in such production facility no longer being used primarily for the production, processing, treatment, storage or transmission, as the case may be, of petroleum substances produced from the joint lands, such proposal shall not be subject to the provisions hereof. Upon the commencement of any construction relating to such proposal, such production facility shall cease to be a production facility end shall no longer be subject to the provisions hereof, provided that nothing contained herein shall affect the application of such provisions to the period during which such facility had been held as a production facility hereunder,

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1409 REFERENCE TO ARBITRATION -If there is a dispute between or among the parties with respect to: (I) the approval of a facility usage fee for a production facility pursuant to either Clause 1021 or 1404; (ii) the allocation of operating costs pursuant to Clause 1405; or (iii) the allocation of products utilizing a production facility, a party may, by notice to the other patties, cause the matter to be referred to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the production facility is located.

ARTICLE XV

RELATIONSHIP OF PARTIES

1501 PARTIES TENANTS IN COMMON - The rights, duties, obligations and liabilities of the parties hereunder shall be separate and not joint or collective, nor joint and several, it being the express purpose and intention of the parties that their interests in the joint lands and in the wells, equipment, production facilities and property thereon held for the joint account shall be held as tenants in common, subject to the modification of the incidents thereof that are provided in this Operating Procedure. Nothing contained herein shall be construed as creating a partnership, joint venture or association of any kind or as imposing upon any party, any partnership duty, obligation or liability to any other party,

ARTICLE XVI

FORCE MAJEURE

1601 DEFINITION OF FORCE MAJELJRE - For the purposes of this Article, 'force majeure' means an occurrence beyond the reasonable control of the party claiming suspension of an obligation hereunder, which has not been caused by such party's negligence and which such pasty was unable to prevent or provide against by the exercise of reasonable diligence at a reasonable cost and includes, without limiting the generality of the foregoing, an act of God, war, revolution, insurrection, blockage, riot, strike, a lockout or other industrial disturbance, fire, lightning, unusually severe weather, storms, floods, explosion, accident, shortage of labour or materials or government restraint, action, delay or inaction.

  1602 SUSPENSION OF OBLIGATIONS DUE TO FORCE MAJEURE - If any party is prevented by force majeure from fulfilling any obligation hereunder, the obligations of the party, insofar only as its obligations are affected by the force majeure, shall be suspended while the force majeure continues to prevent the performance of such obligation and for that time thereafter as that party may reasonably require to commence to fulfill such obligation. A party prevented from fulfilling any obligation by force majeura shall promptly give the other parties notice of the force majeure and the affected obligations, including reasonably full particulars in respect thereof,

1603 OBLIGATION TO REMEDY - The party claiming suspension of an obligation as aforesaid shall promptly remedy the cause end effect of the applicable force majeure, Insofar as it is reasonably able so to do, and such party shell promptly give the other parties notice when the force majeure ceases to prevent the performance of the applicable obligation. However, the terms of settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of such party, notwithstanding Clause 1601, and that party shall not be required to accede to the demands of its opponents in any strike, lockout or industrial disturbance solely to remedy promptly the force majeure thereby constituted.

1604 EXCEPTION FOR LACK OF FINANCES - Notwithstanding anything contained in this Article, lack of finances shall not be considered a force majeure, nor shall any force majeure suspend any obligation for the payment of money due hereunder,

ARtiCLE XVII

INCENTIVES

1701 INCENTIVES TO BE SHARED - Any drilling or other well incentives, geophysical incentive credits or grouping rights which accrue collectively to the parties under the Regulations with respect to any operation conducted on the joint lands shall be shared by the parties which participate in such operation, in proportion to their participating interests therein.

CAPL- 1990

AR1flE xvflt

CONFIDENTIAL INFORMATION

1901 CONFIDENTIALITY REQUIREMENT - Each party entitled to information obtained hereunder or pursuant to the Agreement may use such information for its sole benefit. However, the parties shall take such measures with respect to operations and internal security as are appropriate in the circumstances to keep confidential from third persons all such information, except information which the parties have expressly agreed among themselves to release end information disclosed by a party:

(a) when and to the extent required by the Regulations and securities laws applicable to such party, provided that such party shall invoke any confidentiality protection permitted by such Regulations and securities laws;

(b) to an Affiliate, provided that such party shall be deemed to have required such Affiliate to maintain the confidential status of the disclosed information in accordance with this Article XVIII, that such Affiliate shall be deemed to have accepted such obligation and that such party shell be liable for any loss suffered by the parties, or any of them, because of the failure of such Affiliate to maintain such information confidential;

(c) to a third person to which such party has been permitted to assign a portion of its interest hereunder, provided that a binding covenant is obtained from such third person prior to disclosure which provides, inter ails, that none of such information shall be disclosed by it to any other third person;

(d) to the technical, financial or other professional consultants of such party which require such information to provide their services to such party or to a bank or other financial institution from which such party is attempting to obtain financing, provided that a binding covenant is obtained from such consultant or financier, as the case may be, prior to such disclosure, which provides, inter elia, that none of such information shell be disclosed by it to any other third person or used for any purposes other then advising such party or providing financing to such party, as the case may be; and

  (e) as end when required to any recognized association within the petroleum industry, of which such party is a member, that engages in the exchange of factual information relating to the type of operations conducted pursuant to this Agreement, unless and to the extent that the information pertains to e well drilled hereunder which a party had requested to be given tight hole status, provided that such party shall invoke any confidentiality protection permitted by such association with respect to such disclosed information.

However, the confidentiality obligation in this Clause shall not extend 10 information to the extent it is in the public domain, provided that specific items of information shall not be considered to be in the public domain merely because more general information is in the public domain,

1802 DISCLOSURE OF INFORMATION FOR CONSIDERATION - Notwithstanding Clause 1801, a party which proposes to disclose information obtained hereunder or pursuant to the Agreement for cash, in exchange for other information or for other consideration shall notify each other party having a proprietary interest in such information of the details of such proposed transaction. Within fifteen (15) days following receipt of such notice, each of those parties shall, by notice, advise the party which proposes to make such disclosure whether it approves of such disclosure on the terms specified in such notice provided that failure of a party to respond within such period shall be deemed to be the approval of such party to the disclosure of such information on such terms. Unless the party which proposes to disclose such information obtains such approvals from all of those other parties, the proposed disclosure of such information shell be prohibited. In the event such approvals are obtained, the consideration to be received for such disclosure shall be shared by the applicable parties in the proportions of their proprietary interests in such information.

1803 CONFIDENTIALITY REQUIREMENT TO CONTINUE - Notwithstanding the foregoing provisions of this Article, any party which otherwise ceases to be bound by the provisions of this Operating Procedure shall nevertheless remain bound by the provisions of this Article with respect to information obtained hereunder or pursuant to the Agreement until and to the extent that such information is in the public domain.

ARTICLE =

DELINQUENT PARTY

1901 CLASSIFICATION AS DELINQUENT PARTY - If a party changes its address end does not provide the other parties with notice of its changed address for service end subsequently cannot readily be located, or if any party becomes inactive

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or is struck off the corporate register or otherwise consistently refuses or neglects to answer communications addressed to it at its address for service, the Operator may send notice, by registered mail to that party at its lest address for service hereunder, advising such party that it shell thereafter be considered a delinquent party within the meaning of this Article.

1902 EFFECT OF CLASSIFICATION AS DELINQUENT PARTY - From the fifteenth (15th) day after the Operator has forwarded the notice described in Clause 1901, the delinquent party shall thereafter:

(a) not be entitled to any further notices or communications from the Operator or any other party with respect to any matter hereunder, including information from operations;

(b) be deemed to have elected not to participate in any operation thereafter proposed to be conducted for the joint account; end

(c) be deemed to have elected to join, proportionate to its working interest, with the Operator in the joint lands affected, in all farmouts, assignments, surrenders and abandonments proposed end effected hereunder by the Operator for its own account, end any such dispositions effected by the Operator, or by any of the parties at the direction of the Operator, shall be binding on the delinquent party.

However, the proceeds of the sale of the delinquent party's share of petroleum substances and any other funds accruing to the working interest of the delinquent party shall be retained in trust by the Operator for the account and benefit of the delinquent party, after deducting the delinquent party's proportionate share of operating costs end all other relevant costs and expenses incurred for the joint account and any marketing fee applicable to the delinquent party's share of such petroleum substances pursuant to Article VI.

1903 RESTORATION OF STATUS - If a delinquent party subsequently communicates with the Operator, pays all amounts owing by it hereunder, satisfies all of its other obligations hereunder and undertakes in writing to comply from that time with the provisions of this Operating Procedure, such party's rights and obligations hereunder shall be restored to it, provided that such party shell be deemed to have ratified all actions taken pursuant to this Article, including, without restricting the generality of the foregoing, any elections or transactions made on its behalf pursuant to Clause 1902.

1904 LIEN NOT AFFECTED - Nothing in this Article shall derogate from the enforcement of the lien of the Operator and the other parties pursuant to Clauses 505 end 506.

ARflCLE XX

WAIVER

2001 WAIVER MUST BE IN WRITING - No waiver by any party of any breach (whether actual or anticipated) of any of the covenants, provisos, conditions, restrictions or stipulations herein contained shall take effect or be binding upon that party unless the same is expressed in writing under the authority of that party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

ARTICLE M

FURTHER ASSURANCES

2101 PARTIES TO SUPPLY- Each party shall from time to time and at all times do all such further acts and execute and deliver all further deeds end documents as may be reasonably required in order fully to perform and carry out the terms of this Operating Procedure,

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ARWLE )OW

2201 SERVICE OF NOTICE - Whether or not so stipulated herein, all notices, communications and statements (herein called *notices') required or permitted hereunder shall be in writing, subject to the provisions of this Clause. Any notice to be given hereunder shall be deemed to be served properly if sewed in any of the following modes:

(a) personally, by delivering the notice to the party on whom it is to be served at that party's address for service. Personally served notices shall be deemed received by the addressee when actually delivered as aforesaid, if such delivery is during normal business hours, on any day other than a Saturday, Sunday or statutory holiday. If a notice is not delivered during the addressee's normal business hours, such notice shell be deemed to have been received by such party at the commencement of the day next following the date of delivery, other then a Saturday Sunday or statutory holiday; or

(b) by telecopier or telex (or by any other like method by which a written and recorded message may be sent) directed to the party on whom it is to be sewed at that party's address for service. A notice so served shall be deemed received by the respective addressees thereof: (i) when actually received by them, if received within the normal business hours on any day other than a Saturday, Sunday or statutory holiday; or (ii) at the commencement of the next ensuing business day following transmission thereof if such notice is not received during such normal business hours; or

(c) by mailing it first class (air mail if to or from a location outside of Canada) registered post, postage prepaid, directed to the party on whom it is to be served at that party's address for service. Notices so sawed shall be deemed to be received by the addressees at noon, local time, on the earlier of the actual data of receipt or the fourth (4th) day (excluding Saturdays, Sundays and statutory holidays) following the mailing thereof. However, if postal service is interrupted or operating with unusual or imminent delay, notice shell not be sawed by such means during such interruption or period of delay.

However, where this Operating Procedure provides for a notice period of forty-eight (48) hours or less, the applicable notice shall be given in accordance with Subclausa (a) or (b) of this Clause, provided that notices of twenty-four (24) hours or less under Article IX may be made by telephone and shall be deemed to be received at the conclusion of the conversation if: the telephone conversation is between representatives of the parties who are specifically authorized to accept such notice; such representatives are officially on duty at the time of such conversation; and such telephone conversation end notice are then confirmed pursuant to Subcleuse (a) or (b) of this Clause.

2202 ADDRESSES FOR NOTICES - The address for service of notices hereunder of each of the parties shall be as follows:

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2203 RIGHT TO CHANGE ADDRESS - Any party may change its address for service by notice to the other parties, and such changed address for service thereafter shell be effective for all purposes of this Operating Procedure.

ARTICLE XXIII

NO PARTITION

2301 WAIVER OF PARTITiON OR SALE - No party shell exercise any right to apply for any partition of the joint lands or any production facility or sale thereof in lieu of partition.

ARflLE XXIV

DISPOSITION OF INTERESTS

2401 RIGHT TO ASSIGN, SELL OR DISPOSE -. Other then as required and showed one party to another elsewhere in this Operating Procedure and subject to Clause 2402, a party shell not dispose of any of its working interest, whether by assignment, sale, trade, lease, sublease, fermout or otherwise, without first complying with the provisions of ALTERNATE below (Specify A or B):

ALTERNATE A:

The party wishing to make the disposition shall, by notice, advise the other parties of its intention to make the disposition, including in such notice e description of the working interest proposed to be disposed end the identity of the proposed assignee, end request their written consent to such disposition, which consent shell not be unreasonably withheld. Failure of a party to reply to the request for consent within twenty (20) days of its receipt shell be deemed to be the consent of such party to such disposition. It shell be reasonable for e pony to withhold its consent to a disposition hereunder if it reasonably believes that the disposition would be likely to have a materiel adverse effect on it, its working interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, s reasonable belief that the proposed assignee doss not have the financial capability to meet prospective obligations arising out of this Operating Procedure.

  ALTERNATE - B:

(a) The party wishing to make the disposition (in this Article called 'the disposing party') shall, by notice, advise each other party (in this Article celled an 'offeree') of its intention to make the disposition, including in such notice a description of the working interest proposed to be disposed, the identity of the proposed assignee, the price or other consideration for which the disposing party is prepared to make such disposition, the proposed effective date and closing date of the transaction end any other information respecting the transaction which the disposing party reasonably believes would be material to the exercise of the offerees' rights hereunder (such notice in this Article called 'the disposition notice').

(b) In the event the consideration described in the disposition notice cannot be matched in kind end the disposition notice does not include the disposing party's bone fide estimate of the value, in cash, of such consideration, an offe roe may, within seven (7) days of the receipt by the offerees of the disposition notice, request the disposing party to provide such estimate to the offerees whereupon the disposing party shell provide such estimate in e timely manner and the election period provided herein to the otferees shell be suspended until such estimate is received by the offerees.

(c) In the event of a dispute as to the reasonableness of an estimate of the cash value of the consideration described in the disposition notice or provided pursuant to Subcteuse (b), as the case may be, the matter shall be referred to arbitration under the provisions of the Arbitration Act or Ordinance of the province, state or territory where the joint lands are situated within seven (7) days of the receipt of such estimate. The disposing party end the applicable offeree shall thereupon diligently attempt to complete such arbitration in a timely manner. The equivalent cash consideration determined in such arbitration shell thereupon be deemed to be the sale price for the working interest described in the disposition notice.

(d) Within the later of: i) thirty (30) days from the receipt of the disposition notice, as modified by any suspension pursuant to Subclsuse (b) of this Alternate B; or ii), if applicable, fifteen (15) days from receipt of notice of the arbitrated value determined pursuant to the preceding Subclause, an offeree may give notice to the disposing party that it elects to purchase the working interest described in the disposition notice for the applicable price (in

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this Article called a 'notice of acceptance'). A notice of acceptance shall create a binding contractual obligation upon the disposing party to sell, and upon an offeree giving a notice of acceptance to purchase, for the applicable price, all of the working interest included in such disposition notice on the terms and conditions set forth in the disposition notice. However, if more than one offeree gives a notice of acceptance, each such offeree shall purchase the working interest to which such notice of acceptance pertains in the proportion its working interest bears to the total working interest of such ofterees.

(a) In the event that the working interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to the preceding Subclause, the disposition to the proposed assignee shall be subject to the consent of the offerees. Such consent shall not be unreasonably withheld, and it shall be reasonable for an offeree to withhold its consent to the disposition if it reasonably believes that the disposition would be likely to have e material adverse effect on it, its working interest or operations to be conducted hereunder, including, without limiting the generality of all or any part of the foregoing, a reasonable belief that the proposed assignee does not have the financial capability to meat prospective obligations arising out of this Operating Procedure. However, an offaree shall be deemed to have consented to the disposition to the proposed assignee, unless, within the time period prescribed in Subclause (d), the offeree advises the other parties, by notice, that it is not prepared to consent to such disposition.

 (U If the working interest described in the disposition notice is not disposed of to one or more of the offerees pursuant to Subclause (d), the disposing party may, subject to obtaining the consents prescribed by the preceding Subctause, dispose of such working interest at any time within one hundred and fifty (150) days from the issuance of such disposition notice, provided that such disposition is not on terms that are more favourable to such purchaser than those offered in the disposition notice.

(g) Following a disposition herein or one hundred and fifty (150) days following the issuance of a disposition notice from which a disposition did not result, as the case may be, the provisions of this Alternate shall once again apply to the working interest described in the disposition notice.

2402 EXCEPTIONS TO CLAUSE 2401 - Clause 2401 shall not apply in the following instances, namely:

(a) An assignment made by way of security for the assignor's present or future indebtedness, or liabilities (whether contingent, direct or indirect end whether financial or otherwise), the Issuance of the bonds or debentures of a corporation, or the performance of the obligations of the assignor as a guarantor under a guarantee, provided that in the event the security is enforced by sale or foreclosure, Clause 2401 shall apply.

(b) A disposition to an Affiliate of the assignor, or in consequence of a merger or amalgamation of the assignor with another corporation or pursuant to an assignment, sale or disposition made by a party of its entire working interest to a corporation in return for shares in that corporation or to a registered partnership in return for an interest in that partnership.

(c) A disposition made by the assignor of all, or substantially all, or of an undivided interest in all or substantially all, of its petroleum and natural gas rights in the province, state or territory where the joint lands are situated, and for the purposes of this Subclause, 'substantially all' means a percentage of ninety percent (90%) or more of the net hectares held by such party in that province, state or territory.

(d) A disposition by a party in which the net hectares being disposed of by that party in the joint lands represent teas than five percent (5%) of the total net hectares being disposed of by that party pursuant to that disposition.

However, a party making such a disposition pursuant to Subclause (b), (c) or (d) of this Clause shall advise the other parties of such disposition in a timely manner,

2403 MULTIPLE ASSIGNMENT NOT TO INCREASE COSTS - If any assignment of working interest is made to multiple assignees so as to increase the expenses or duties of the Operator, the Operator may require the assignees (and the assignor if it retains a working interest) to appoint one of their number as representing all of them for the purposes of this Operating Procedure, unless arrangements satisfactory to the Operator are made to compensate the Operator for the increased expenses or duties.

2404 RECOGNITION UPON ASSIGNMENT - Other than as required and allowed one party to another elsewhere in this Operating Procedure, a party which proposes that an assignment of a working interest, or a corresponding interest in the Agreement and this Operating Procedure, shall be effective against the parties who are not parties to the assignment (in this Clause called the 'other parties') shall first comply with the provisions of ALTERNATE  below (Specify A or B):

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ALTERNATE - A:

The assignment of a working interest or a corresponding interest in the Agreement and this Operating Procedure shall only be effective against the other parties if:

(i) notice of the assignment has been sewed on each of the other parties in accordance with Clause 2401, if applicable; and

(ii) the assignor and assignee have entered into an agreement with the other parties, which is acceptable to the other parties, to ensure the assumption of and compliance with the obligations of the assignor by the assignee with respect to the interest assigned to the assignee.

- OR -

ALTERNATE - B:

The assignment of a working interest or a corresponding interest in the Agreement and this Operating Procedure shall only be affective against the other parties if:

(i) notice of the assignment has been served on each of the other parties in accordance with Clause 2401, if applicable; and

(ii) the assignor and the assignee have entered into an agreement with the other parties, to ensure the assumption of end compliance with the obligations of the assignor by the assignee with respect to the interest assigned to the assignee, provided that the other parties shall be deemed to have executed that agreement, unless, within ninety (90) days of the receipt of that agreement, one (1) or more of the other parties have advised the parties, by notice, that they are not prepared to execute that agreement and the reasonable objections they have to that agreement.

The assignor shall forthwith give notice to the parties respecting the status of that agreement upon the earliest of: execution of that agreement by the other parties; the receipt of notices of one or more of the other parties that they are not prepared to execute that agreement; or the expiry of such ninety (90) day period, as the case may be.

The following conditions shell be applicable to the ALTERNATE which is specified:

(e) Subject to Subclause (b) of this Clause, it an assignment is effected in the manner prescribed in this Clause, the assignment shell be affective against the other parties at the time specified in the agreement provided to the other parties pursuant to the Alternate specified in this Clause.

(b) Until the agreement provided to the other parties pursuant to the Alternate specified in this Clause has been executed, or, if applicable, deemed to have been executed by the other parties, the assignor shall continue to remain liable to the other parties for performance of the obligations applicable to the assigned interest under the Agreement end this Operating Procedure. The other parties may also rely on the assignor as being trustee for and authorized agent of the assignee in all matters relating to the assigned interest during such period.

(c) This Clause 2404 shall in no event operate to affect or impede an assignment described in Subclause 2402(a).

ARTICLE 100/

LITIGATION

2501 CONDUCT OF LITIGATION - Litigation with respect to the title documents, the joint lands or any joint operation shall be conducted for the joint account on behalf of all parties, unless end to the extent that such litigation is among the parties. Each party shell notify the other parties of any process served upon it, or of any process it intends to serve, in any action involving the title documents, the joint lends or any joint operation. The parties then shall decide whether an action for the joint account shell be handled by the solicitors of the parties or by joint counsel mutually selected by the parties. However, nothing contained in this Clause shell preclude a party from also acting on its own (end at its own expense) if, in its opinion, it considers such action advisable or necessary to protect its particular interest hereunder, provided that a party so acting on its own behalf shall not pursue a course of action contrary to litigation then being conducted for the joint account

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CARL - 1990

ARTICLE )"

PERPEI1JU1ES

2601 LIMITATION ON RIGHT OF ACQUISITION - Notwithstanding anything to the contrary contained herein the right of any party to acquire any interest in the joint lands hereunder shall not extend beyond the period prescribed by the applicable perpetutities Regulations or, in the absence of such Regulations, twenty-one (21) years after the lifetime of the last survivor of the lawful descendants now living of Her Majesty Queen Elizabeth II.

ARTICLE X)MI

UNITED STATES TAXES

2701 UNITED STATES TAXES - if for purposes of the United States Internal Revenue Code of 1986, as amended, ('the Code') this Operating Procedure or the relationship established thereby constitutes a partnership as defined in Section 761(a) of the Code, each of the parties who are entitled under such Section to elect, hereby elects to have such partnership excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code, or such portion thereof as the Secretary of the Treasury of the United States, or his delegate, shall permit by election to be excluded therefrom. The Operator is authorized to execute such election on behalf of the parties who are entitled to make such election and to file the election with the proper United States government office or agency. The Operator is further authorized and directed to execute end file such additional end further evidence of such election as may be required, all et the expense solely of those parties subject to the Code. However, if the Operator is not subject to the Code with respect to the joint lends, the obligations of the Operator under this Clause shall be fulfilled by the party who is subject to the said Code with respect to the joint lands and who, among those parties subject to the Code, holds the greatest working interest

  ARTICLE XXVIII

MISCELLANEOUS

2801 SUPERSEDES PREVIOUS AGREEMENTS - Except for the Agreement (other than to the extent that the Agreement by its terms becomes ineffective when this Operating Procedure is made effective), this Operating Procedure supersedes all other agreements, documents, writings and verbal understandings among the parties relating to the joint lands and any production facilities, and expresses all of the terms end conditions agreed upon by the parties with respect to the joint lands and any production facilities.

2802 TIME OF ESSENCE - Time shell be of the essence in this Operating Procedure.

2803 NO AMENDMENT EXCEPT IN WRITING - Except as otherwise provided in this Operating Procedure, no amendment or variation of the provisions of this Operating Procedure shall be binding upon any party unless and until it is evidenced in writing executed by the parties.

2804 BINDS SUCCESSORS AND ASSIGNS .- Subject to the provisions of Article XXIV, this Operating Procedure shall enure to the benefit of and shall bind the parties, their respective successors and assigns and the heirs, executors, administrators and assigns of natural persons who are or become parties.

2805 LAWS OF JURISDICTION TO APPLY - This Operating Procedure shell for all purposes be construed and interpreted according to the laws of the jurisdiction within which the joint lands are situated end the laws of Canada applicable therein. The courts having jurisdiction with rasped to matters relating to this Operating Procedure shall be the courts of that jurisdiction.

2806 USE OF NAME - Each party agrees that it will not use, suffer or permit to be used, directly or indirectly, the name of any other party for the purpose of, or in connection with, the financing, in whole or in part, of any operation hereunder, in connection with the offering for sale of shares of stock or any other securities or for the formation or promotion of any business enterprise, without, in each instance, first obtaining the written consent of that other party.

2807 WAIVER OF RELIEF - The parties acknowledge that any default, forfeiture or assignment provisions contained in this Operating Procedure are, in view of the risks inherent in the exploration for petroleum substances, reasonable and equitable. Each party waives any and all rights which it may have et law, in equity or by the Regulations, against default, forfeiture or penalty if such provisions are invoked.

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CAPL- 1990

ARWIE XX

2901 TO CONTINUE DURING ANY JOINT OWNERSHIP - Subject to Clause 1603, this Operating Procedure shall terminate when no portion of the joint lands and no production facility is owned jointly by two or more parties or at that later date upon which, joint ownership continuing, all title documents have terminated, all wells on the joint lends have been abandoned, all equipment relating thereto salvaged and a final settlement of accounts has been made among the parties, provided that those provisions relating to audit, liability, indemnity, disposal and salvage of material and enforcement on default shall survive for six (6) years thereafter.